SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549

                                SCHEDULE 13D
                               (Rule 13d-101)

                  INFORMATION TO BE INCLUDED IN STATEMENTS
                       FILED PURSUANT TO RULE 13d-2(a)

                          (Amendment No. ______)(1)

                      American Technologies Group, Inc.
   ----------------------------------------------------------------------
                              (Name of Issuer)

                  Common Stock, $0.001 par value per share
   ----------------------------------------------------------------------
                       (Title of Class of Securities)

                                 030143 10 1
   ----------------------------------------------------------------------
                               (Cusip Number)

                                Dean A. Monco
                     500 West Madison Street, Suite 3800
                           Chicago, Illinois 60661

                               (312) 876-2102
   ----------------------------------------------------------------------
                (Name, Address and Telephone Number of Person
              Authorized to Receive Notices and Communications)

                                May 25, 2001
   ----------------------------------------------------------------------
           (Date of Event which Requires Filing of this Statement)

        If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box / /.

   NOTE. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

                       (Continued on following pages)
                            (Page 1 of 149 Pages pages)

   ____________________

        (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

        The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).


   CUSIP No. 030143 10 1             13D               Page 2 of 149 Pages


        1      NAMES OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               Ernst Knutti

        2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a) /X/
                                                                     (b) /_/

        3      SEC USE ONLY

        4      SOURCE OF FUNDS*

               PF

        5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                            /_/

        6      CITIZENSHIP OR PLACE OF ORGANIZATION

               Switzerland

      NUMBER OF     7   SOLE VOTING POWER

       SHARES           74,126 Shares

    BENEFICIALLY    8   SHARED VOTING POWER

      OWNED BY          -0- Shares

        EACH        9   SOLE DISPOSITIVE POWER

      REPORTING         74,126 Shares

       PERSON      10   SHARED DISPOSITIVE POWER

        WITH            -0- Shares

       11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               74,126 Shares

       12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                           /_/

       13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               .15 %

       14      TYPE OF REPORTING PERSON*

               IN

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!


   CUSIP No. 030143 10 1             13D               Page 3 of 149 Pages



        1      NAMES OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES
               ONLY)

               Dr. Jakob Rhyner

        2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a) /X/
                                                                  (b) /_/
        3      SEC USE ONLY

        4      SOURCE OF FUNDS*

               PF

        5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                         /_/

        6      CITIZENSHIP OR PLACE OF ORGANIZATION

               Switzerland

      NUMBER OF     7   SOLE VOTING POWER

       SHARES           5,000 Shares

    BENEFICIALLY    8   SHARED VOTING POWER

      OWNED BY          -0- Shares

        EACH        9   SOLE DISPOSITIVE POWER

      REPORTING         5,000 Shares

       PERSON      10   SHARED DISPOSITIVE POWER

        WITH            -0- Shares

       11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

               5,000 Shares

       12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                        /_/

       13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               .01 %

       14      TYPE OF REPORTING PERSON*

               IN

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!



   CUSIP No. 030143 10 1             13D               Page 4 of 149 Pages



        1      NAMES OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES
               ONLY)

               Richard Kunzli

        2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*  (a) /X/
                                                                  (b) /_/
        3      SEC USE ONLY

        4      SOURCE OF FUNDS*

               PF

        5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                         /_/

        6      CITIZENSHIP OR PLACE OF ORGANIZATION

               Switzerland

      NUMBER OF    7    SOLE VOTING POWER

       SHARES           170,000 Shares

    BENEFICIALLY   8    SHARED VOTING POWER

      OWNED BY          -0- Shares

        EACH       9    SOLE DISPOSITIVE POWER

      REPORTING         170,000 Shares

       PERSON      10   SHARED DISPOSITIVE POWER

        WITH            -0- Shares

       11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

               170,000 Shares

       12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                        /_/

       13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               .35 %

       14      TYPE OF REPORTING PERSON*

               IN

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!



   CUSIP No. 030143 10 1             13D               Page 5 of 149 Pages



        1      NAMES OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               Damiano Bovino

        2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) /X/
                                                                    (b) /_/

        3      SEC USE ONLY

        4      SOURCE OF FUNDS*

               PF

        5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                           /_/

        6      CITIZENSHIP OR PLACE OF ORGANIZATION

               Switzerland

      NUMBER OF    7   SOLE VOTING POWER

       SHARES          106,300 Shares

    BENEFICIALLY   8   SHARED VOTING POWER

      OWNED BY         -0- Shares

        EACH       9   SOLE DISPOSITIVE POWER

      REPORTING        106,300 Shares

       PERSON      10  SHARED DISPOSITIVE POWER

        WITH           -0-  Shares

       11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               106,300 Shares

       12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                          /_/

       13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               0.2 %

       14      TYPE OF REPORTING PERSON*

               IN

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!



   CUSIP No. 030143 10 1             13D               Page 6 of 149 Pages



        1      NAMES OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               Rolf Hug

        2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) /X/
                                                                    (b) /_/

        3      SEC USE ONLY

        4      SOURCE OF FUNDS*

               PF

        5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                           /_/

        6      CITIZENSHIP OR PLACE OF ORGANIZATION

               Switzerland

      NUMBER OF    7   SOLE VOTING POWER

       SHARES          11,400 Shares

    BENEFICIALLY   8   SHARED VOTING POWER

      OWNED BY         -0- Shares

        EACH       9   SOLE DISPOSITIVE POWER

      REPORTING        11,400 Shares

       PERSON      10  SHARED DISPOSITIVE POWER

        WITH           -0- Shares


       11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               11,400 Shares

       12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                          /_/

       13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               .02 %

       14      TYPE OF REPORTING PERSON*

               IN

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!



   CUSIP No. 030143 10 1             13D               Page 7 of 149 Pages



        1      NAMES OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               Dr. Peter Renz

        2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) /X/
                                                                    (b) /_/
        3      SEC USE ONLY

        4      SOURCE OF FUNDS*

               PF

        5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                           /_/

        6      CITIZENSHIP OR PLACE OF ORGANIZATION

               Switzerland

      NUMBER OF    7   SOLE VOTING POWER

       SHARES          20,000 Shares

    BENEFICIALLY   8   SHARED VOTING POWER

      OWNED BY         -0- Shares

        EACH       9   SOLE DISPOSITIVE POWER

      REPORTING        20,000 Shares

       PERSON      10  SHARED DISPOSITIVE POWER

        WITH           -0- Shares

       11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               20,000 Shares

       12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                          /_/

       13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               .04 %

       14      TYPE OF REPORTING PERSON*

               IN

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!



   CUSIP No. 030143 10 1             13D               Page 8 of 149 Pages



        1      NAMES OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               Anton Ohnemus

        2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) /X/
                                                                    (b) /_/
        3      SEC USE ONLY

        4      SOURCE OF FUNDS*

               PF

        5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                           /_/

        6      CITIZENSHIP OR PLACE OF ORGANIZATION

               Germany

      NUMBER OF    7   SOLE VOTING POWER

       SHARES          14,000 Shares

    BENEFICIALLY   8   SHARED VOTING POWER

      OWNED BY         -0- Shares

        EACH       9   SOLE DISPOSITIVE POWER

      REPORTING        14,000 Shares

       PERSON      10  SHARED DISPOSITIVE POWER

        WITH           -0- Shares

       11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               14,000 Shares

       12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                          /_/

       13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               .03 %

       14      TYPE OF REPORTING PERSON*

               IN

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!



   CUSIP No. 030143 10 1             13D               Page 9 of 149 Pages



        1      NAMES OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               Dr. Michael Muller

        2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) /X/
                                                                    (b) /_/
        3      SEC USE ONLY

        4      SOURCE OF FUNDS*

               PF

        5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                           /_/

        6      CITIZENSHIP OR PLACE OF ORGANIZATION

               Germany

      NUMBER OF    7   SOLE VOTING POWER

       SHARES          10,000 Shares

    BENEFICIALLY   8   SHARED VOTING POWER

      OWNED BY         -0- Shares

        EACH       9   SOLE DISPOSITIVE POWER

      REPORTING        10,000 Shares

       PERSON      10  SHARED DISPOSITIVE POWER

        WITH           -0- Shares

       11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               10,000 Shares

       12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                          /_/

       13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               .02 %

       14      TYPE OF REPORTING PERSON*

               IN

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!


   CUSIP No. 030143 10 1             13D              Page 10 of 149 Pages



        1      NAMES OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               Thomas Brandle

        2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) /X/
                                                                    (b) /_/
        3      SEC USE ONLY

        4      SOURCE OF FUNDS*

               PF

        5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                           /_/

        6      CITIZENSHIP OR PLACE OF ORGANIZATION

               Switzerland

      NUMBER OF    7   SOLE VOTING POWER

       SHARES          35,000 Shares

    BENEFICIALLY   8   SHARED VOTING POWER

      OWNED BY         -0- Shares

        EACH       9   SOLE DISPOSITIVE POWER

      REPORTING        35,000 Shares

       PERSON      10  SHARED DISPOSITIVE POWER

        WITH           -0- Shares

       11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               35,000 Shares

       12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                          /_/

       13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               .07 %

       14      TYPE OF REPORTING PERSON*

               IN

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!



   CUSIP No. 030143 10 1             13D              Page 11 of 149 Pages



        1      NAMES OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               Jean-Charles Cattin

        2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) /X/
                                                                    (b) /_/
        3      SEC USE ONLY

        4      SOURCE OF FUNDS*

               PF

        5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                           /_/

        6      CITIZENSHIP OR PLACE OF ORGANIZATION

               Switzerland

      NUMBER OF    7   SOLE VOTING POWER

       SHARES          4,200 Shares

    BENEFICIALLY   8   SHARED VOTING POWER

      OWNED BY         -0- Shares

        EACH       9   SOLE DISPOSITIVE POWER

      REPORTING        4,200 Shares

       PERSON      10  SHARED DISPOSITIVE POWER

        WITH           -0- Shares

       11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               4,200 Shares

       12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                          /_/

       13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               .01 %

       14      TYPE OF REPORTING PERSON*

               IN

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!



   CUSIP No. 030143 10 1             13D              Page 12 of 149 Pages



        1      NAMES OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               Dr. Laurance Walter

        2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) /X/
                                                                    (b) /_/

        3      SEC USE ONLY

        4      SOURCE OF FUNDS*

               PF

        5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                           /_/

        6      CITIZENSHIP OR PLACE OF ORGANIZATION

               Switzerland

      NUMBER OF    7   SOLE VOTING POWER

       SHARES          6,000 Shares

    BENEFICIALLY   8   SHARED VOTING POWER

      OWNED BY         -0- Shares

        EACH       9   SOLE DISPOSITIVE POWER

      REPORTING        6,000 Shares

       PERSON      10  SHARED DISPOSITIVE POWER

        WITH           -0- Shares

       11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               6,000 Shares

       12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                          /_/

       13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               .01 %

       14      TYPE OF REPORTING PERSON*

               IN

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!



   CUSIP No. 030143 10 1             13D              Page 13 of 149 Pages



        1      NAMES OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               Daniel Ruegsegger

        2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) /X/
                                                                    (b) /_/

        3      SEC USE ONLY

        4      SOURCE OF FUNDS*

               PF

        5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                           /_/

        6      CITIZENSHIP OR PLACE OF ORGANIZATION

               Switzerland

      NUMBER OF    7   SOLE VOTING POWER

       SHARES          10,000 Shares

    BENEFICIALLY   8   SHARED VOTING POWER

      OWNED BY         -0- Shares

        EACH       9   SOLE DISPOSITIVE POWER

      REPORTING        10,000 Shares

       PERSON      10  SHARED DISPOSITIVE POWER

        WITH           -0- Shares

       11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               10,000 Shares

       12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                          /_/

       13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               .02 %

       14      TYPE OF REPORTING PERSON*

               IN

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!



   CUSIP No. 030143 10 1             13D              Page 14 of 149 Pages



        1      NAMES OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               Pierre-Andre' Leuba

        2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) /X/
                                                                    (b) /_/

        3      SEC USE ONLY

        4      SOURCE OF FUNDS*

               PF

        5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                           /_/

        6      CITIZENSHIP OR PLACE OF ORGANIZATION

               Switzerland

      NUMBER OF    7   SOLE VOTING POWER

       SHARES          16,000 Shares

    BENEFICIALLY   8   SHARED VOTING POWER

      OWNED BY         -0- Shares

        EACH       9   SOLE DISPOSITIVE POWER

      REPORTING        16,000 Shares

       PERSON      10  SHARED DISPOSITIVE POWER

        WITH           -0- Shares

       11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               16,000 Shares

       12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                          /_/

       13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               .03 %

       14      TYPE OF REPORTING PERSON*

               IN

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!




   CUSIP No. 030143 10 1             13D              Page 15 of 149 Pages



        1      NAMES OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               Paul Struebin

        2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) /X/
                                                                    (b) /_/

        3      SEC USE ONLY

        4      SOURCE OF FUNDS*

               PF

        5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                           /_/

        6      CITIZENSHIP OR PLACE OF ORGANIZATION

               Switzerland

      NUMBER OF    7   SOLE VOTING POWER

       SHARES          1,700 Shares

    BENEFICIALLY   8   SHARED VOTING POWER

      OWNED BY         -0- Shares

        EACH       9   SOLE DISPOSITIVE POWER

      REPORTING        1,700 Shares

       PERSON      10  SHARED DISPOSITIVE POWER

        WITH           -0- Shares

       11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               1,700 Shares

       12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                          /_/

       13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               .003 %

       14      TYPE OF REPORTING PERSON*

               IN

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!



   CUSIP No. 030143 10 1             13D              Page 1 of 149 Pages



        1      NAMES OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               Manfred Walder

        2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) /X/
                                                                    (b) /_/

        3      SEC USE ONLY

        4      SOURCE OF FUNDS*

               PF

        5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                           /_/

        6      CITIZENSHIP OR PLACE OF ORGANIZATION

               Switzerland

      NUMBER OF    7   SOLE VOTING POWER

       SHARES          200,000 Shares

    BENEFICIALLY   8   SHARED VOTING POWER

      OWNED BY         -0- Shares

        EACH       9   SOLE DISPOSITIVE POWER

      REPORTING        200,000 Shares

       PERSON      10  SHARED DISPOSITIVE POWER

        WITH           -0- Shares

       11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               200,000 Shares

       12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                          /_/

       13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               .41 %

       14      TYPE OF REPORTING PERSON*

               IN

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!



   CUSIP No. 030143 10 1             13D              Page 17 of 149 Pages



        1      NAMES OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               Dr. Felix Aeschbach

        2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) /X/
                                                                    (b) /_/
        3      SEC USE ONLY

        4      SOURCE OF FUNDS*

               PF

        5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                           /_/

        6      CITIZENSHIP OR PLACE OF ORGANIZATION

               Switzerland

      NUMBER OF    7   SOLE VOTING POWER

       SHARES          358,200 Shares

    BENEFICIALLY   8   SHARED VOTING POWER

      OWNED BY         -0- Shares

        EACH       9   SOLE DISPOSITIVE POWER

      REPORTING        358,200 Shares

       PERSON      10  SHARED DISPOSITIVE POWER

        WITH           -0- Shares

       11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               358,000 Shares

       12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                          /_/

       13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               .73 %

       14      TYPE OF REPORTING PERSON*

               IN

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!



   CUSIP No. 030143 10 1             13D              Page 18 of 149 Pages



        1      NAMES OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               Thierry Amstutz

        2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) /X/
                                                                    (b) /_/

        3      SEC USE ONLY

        4      SOURCE OF FUNDS*

               PF

        5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                           /_/

        6      CITIZENSHIP OR PLACE OF ORGANIZATION

               Switzerland

      NUMBER OF    7   SOLE VOTING POWER

       SHARES          40,000 Shares

    BENEFICIALLY   8   SHARED VOTING POWER

      OWNED BY         -0- Shares

        EACH       9   SOLE DISPOSITIVE POWER

      REPORTING        40,000 Shares

       PERSON      10  SHARED DISPOSITIVE POWER

        WITH           -0- Shares

       11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               40,000 Shares

       12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                          /_/

       13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               .08 %

       14      TYPE OF REPORTING PERSON*

               IN

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!



   CUSIP No. 030143 10 1             13D              Page 19 of 149 Pages



        1      NAMES OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               Margrit Reichmuth

        2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) /X/
                                                                    (b) /_/

        3      SEC USE ONLY

        4      SOURCE OF FUNDS*

               PF

        5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                           /_/

        6      CITIZENSHIP OR PLACE OF ORGANIZATION

               Switzerland

      NUMBER OF    7   SOLE VOTING POWER

       SHARES          19,500 Shares

    BENEFICIALLY   8   SHARED VOTING POWER

      OWNED BY         -0- Shares

        EACH       9   SOLE DISPOSITIVE POWER

      REPORTING        19,500 Shares

       PERSON      10  SHARED DISPOSITIVE POWER

        WITH           -0- Shares

       11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               19,500 Shares

       12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                          /_/

       13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               .04 %

       14      TYPE OF REPORTING PERSON*

               IN

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!



   CUSIP No. 030143 10 1             13D              Page 20 of 149 Pages



        1      NAMES OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               Tony Walpert

        2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) /X/
                                                                    (b) /_/

        3      SEC USE ONLY

        4      SOURCE OF FUNDS*

               PF

        5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                           /_/

        6      CITIZENSHIP OR PLACE OF ORGANIZATION

               Switzerland

      NUMBER OF    7   SOLE VOTING POWER

       SHARES          2,600 Shares

    BENEFICIALLY   8   SHARED VOTING POWER

      OWNED BY         -0- Shares

        EACH       9   SOLE DISPOSITIVE POWER

      REPORTING        2,600 Shares

       PERSON      10  SHARED DISPOSITIVE POWER

        WITH           -0- Shares

       11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               2,600 Shares

       12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                          /_/

       13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               .01 %

       14      TYPE OF REPORTING PERSON*

               IN

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!



   CUSIP No. 030143 10 1             13D              Page 21 of 149 Pages



        1      NAMES OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               Jo Sierro

        2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) /X/
                                                                    (b) /_/

        3      SEC USE ONLY

        4      SOURCE OF FUNDS*

               PF

        5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                           /_/
        6      CITIZENSHIP OR PLACE OF ORGANIZATION

               Switzerland

      NUMBER OF    7   SOLE VOTING POWER

       SHARES          4,500 Shares

    BENEFICIALLY   8   SHARED VOTING POWER

      OWNED BY         -0- Shares

        EACH       9   SOLE DISPOSITIVE POWER

      REPORTING        4,500 Shares

       PERSON      10  SHARED DISPOSITIVE POWER

        WITH           -0- Shares

       11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

		4,500 Shares

       12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                          /_/

       13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               .01 %

       14      TYPE OF REPORTING PERSON*

               IN

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!



   CUSIP No. 030143 10 1             13D              Page 22 of 149 Pages



        1      NAMES OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               Jakob Rhyner

        2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) /X/
                                                                    (b) /_/

        3      SEC USE ONLY

        4      SOURCE OF FUNDS*

               PF

        5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                           /_/

        6      CITIZENSHIP OR PLACE OF ORGANIZATION

               Switzerland

      NUMBER OF    7   SOLE VOTING POWER

       SHARES          36,000 Shares

    BENEFICIALLY   8   SHARED VOTING POWER

      OWNED BY         -0- Shares

        EACH       9   SOLE DISPOSITIVE POWER

      REPORTING        36,000 Shares

       PERSON      10  SHARED DISPOSITIVE POWER

        WITH           -0- Shares

       11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               36,000 Shares

       12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                          /_/

       13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               .07 %

       14      TYPE OF REPORTING PERSON*

               IN

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!



   CUSIP No. 030143 10 1             13D              Page 23 of 149 Pages



        1      NAMES OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               Johann Kieninger

        2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) /X/
                                                                    (b) /_/

        3      SEC USE ONLY

        4      SOURCE OF FUNDS*

               PF

        5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                           /_/

        6      CITIZENSHIP OR PLACE OF ORGANIZATION

               Germany

      NUMBER OF    7   SOLE VOTING POWER

       SHARES          9,350 Shares

    BENEFICIALLY   8   SHARED VOTING POWER

      OWNED BY         -0- Shares

        EACH       9   SOLE DISPOSITIVE POWER

      REPORTING        9,350 Shares

       PERSON      10  SHARED DISPOSITIVE POWER

        WITH           -0- Shares

       11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               9,350 Shares

       12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                          /_/

       13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               .02 %

       14      TYPE OF REPORTING PERSON*

               IN

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!



   CUSIP No. 030143 10 1             13D              Page 24 of 149 Pages



        1      NAMES OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               Werner Keck

        2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) /X/
                                                                    (b) /_/
        3      SEC USE ONLY

        4      SOURCE OF FUNDS*

               PF

        5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                           /_/
        6      CITIZENSHIP OR PLACE OF ORGANIZATION

               Germany

      NUMBER OF    7   SOLE VOTING POWER

       SHARES          10,000 Shares

    BENEFICIALLY   8   SHARED VOTING POWER

      OWNED BY         -0- Shares

        EACH       9   SOLE DISPOSITIVE POWER

      REPORTING        10,000 Shares

       PERSON      10  SHARED DISPOSITIVE POWER

        WITH           -0- Shares

       11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               10,000 Shares

       12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                          /_/

       13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               .02 %

       14      TYPE OF REPORTING PERSON*

               IN

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!



   CUSIP No. 030143 10 1             13D              Page 25 of 149 Pages



        1      NAMES OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               Dr. Bernard Uthemann

        2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) /X/
                                                                    (b) /_/

        3      SEC USE ONLY

        4      SOURCE OF FUNDS*

               PF

        5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                           /_/

        6      CITIZENSHIP OR PLACE OF ORGANIZATION

               Switzerland

      NUMBER OF    7   SOLE VOTING POWER

       SHARES          33,000 Shares

    BENEFICIALLY   8   SHARED VOTING POWER

      OWNED BY         -0- Shares

        EACH       9   SOLE DISPOSITIVE POWER

      REPORTING        33,000 Shares

       PERSON      10  SHARED DISPOSITIVE POWER

        WITH           -0- Shares

       11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               33,000 Shares

       12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                          /_/

       13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               .07 %

       14      TYPE OF REPORTING PERSON*

               IN

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!



   CUSIP No. 030143 10 1             13D              Page 26 of 149 Pages



        1      NAMES OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               Dr. Albert Franceschetti

        2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) /X/
                                                                    (b) /_/
        3      SEC USE ONLY

        4      SOURCE OF FUNDS*

               PF

        5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                           /_/

        6      CITIZENSHIP OR PLACE OF ORGANIZATION

               Switzerland

      NUMBER OF    7   SOLE VOTING POWER

       SHARES          8,000 Shares

    BENEFICIALLY   8   SHARED VOTING POWER

      OWNED BY         -0- Shares

        EACH       9   SOLE DISPOSITIVE POWER

      REPORTING        8,000 Shares

       PERSON      10  SHARED DISPOSITIVE POWER

        WITH           -0- Shares

       11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               8,000 Shares

       12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                          /_/

       13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               .02 %

       14      TYPE OF REPORTING PERSON*

               IN

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!



   CUSIP No. 030143 10 1             13D              Page 27 of 149 Pages



        1      NAMES OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               Walter Gattlen

        2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) /X/
                                                                    (b) /_/

        3      SEC USE ONLY

        4      SOURCE OF FUNDS*

               PF

        5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                           /_/

        6      CITIZENSHIP OR PLACE OF ORGANIZATION

               Switzerland

      NUMBER OF    7   SOLE VOTING POWER

       SHARES          3,500 Shares

    BENEFICIALLY   8   SHARED VOTING POWER

      OWNED BY         -0- Shares

        EACH       9   SOLE DISPOSITIVE POWER

      REPORTING        3,500 Shares

       PERSON      10  SHARED DISPOSITIVE POWER

        WITH           -0- Shares

       11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               3,500 Shares

       12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                          /_/

       13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               .01 %

       14      TYPE OF REPORTING PERSON*

               IN

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!



   CUSIP No. 030143 10 1             13D              Page 28 of 149 Pages



        1      NAMES OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               Mario Ropele

        2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) /X/
                                                                    (b) /_/

        3      SEC USE ONLY

        4      SOURCE OF FUNDS*

               PF

        5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                           /_/

        6      CITIZENSHIP OR PLACE OF ORGANIZATION

               Switzerland

      NUMBER OF    7   SOLE VOTING POWER

       SHARES          31,500 Shares

    BENEFICIALLY   8   SHARED VOTING POWER

      OWNED BY         -0- Shares

        EACH       9   SOLE DISPOSITIVE POWER

      REPORTING        31,500 Shares

       PERSON      10  SHARED DISPOSITIVE POWER

        WITH           -0- Shares

       11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               31,500 Shares

       12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                          /_/

       13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               .06 %

       14      TYPE OF REPORTING PERSON*

               IN

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!



   CUSIP No. 030143 10 1             13D              Page 29 of 149 Pages



        1      NAMES OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               Rosmarie Venzin

        2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) /X/
                                                                    (b) /_/

        3      SEC USE ONLY

        4      SOURCE OF FUNDS*

               PF

        5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                           /_/

        6      CITIZENSHIP OR PLACE OF ORGANIZATION

               Switzerland

      NUMBER OF    7   SOLE VOTING POWER

       SHARES          5,000 Shares

    BENEFICIALLY   8   SHARED VOTING POWER

      OWNED BY         -0- Shares

        EACH       9   SOLE DISPOSITIVE POWER

      REPORTING        5,000 Shares

       PERSON      10  SHARED DISPOSITIVE POWER

        WITH           -0- Shares

       11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               5,000 Shares

       12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                          /_/

       13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               .01 %

       14      TYPE OF REPORTING PERSON*

               IN

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!



   CUSIP No. 030143 10 1             13D              Page 30 of 149 Pages



        1      NAMES OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               Erhard Stockmann

        2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) /X/
                                                                    (b) /_/

        3      SEC USE ONLY

        4      SOURCE OF FUNDS*

               PF

        5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                           /_/

        6      CITIZENSHIP OR PLACE OF ORGANIZATION

               Switzerland

      NUMBER OF    7   SOLE VOTING POWER

       SHARES          23,000 Shares

    BENEFICIALLY   8   SHARED VOTING POWER

      OWNED BY         -0- Shares

        EACH       9   SOLE DISPOSITIVE POWER

      REPORTING        23,000 Shares

       PERSON      10  SHARED DISPOSITIVE POWER

        WITH           -0- Shares

       11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               23,000 Shares

       12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                          /_/

       13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               .05 %

       14      TYPE OF REPORTING PERSON*

               IN

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!



   CUSIP No. 030143 10 1             13D              Page 31 of 149 Pages



        1      NAMES OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               Tiziano Zandonella

        2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) /X/
                                                                    (b) /_/

        3      SEC USE ONLY

        4      SOURCE OF FUNDS*

               PF

        5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                           /_/

        6      CITIZENSHIP OR PLACE OF ORGANIZATION

               Switzerland

      NUMBER OF    7   SOLE VOTING POWER

       SHARES          51,000 Shares

    BENEFICIALLY   8   SHARED VOTING POWER

      OWNED BY         -0- Shares

        EACH       9   SOLE DISPOSITIVE POWER

      REPORTING        51,000 Shares

       PERSON      10  SHARED DISPOSITIVE POWER

        WITH           -0- Shares

       11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               51,000 Shares

       12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                          /_/

       13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               .10 %

       14      TYPE OF REPORTING PERSON*

               IN

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!



   CUSIP No. 030143 10 1             13D              Page 32 of 149 Pages



        1      NAMES OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               Marcello Zandonella

        2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) /X/
                                                                    (b) /_/
        3      SEC USE ONLY

        4      SOURCE OF FUNDS*

               PF

        5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                           /_/

        6      CITIZENSHIP OR PLACE OF ORGANIZATION

               Switzerland

      NUMBER OF    7   SOLE VOTING POWER

       SHARES          42,000 Shares

    BENEFICIALLY   8   SHARED VOTING POWER

      OWNED BY         -0- Shares

        EACH       9   SOLE DISPOSITIVE POWER

      REPORTING        42,000 Shares

       PERSON      10  SHARED DISPOSITIVE POWER

        WITH           -0- Shares

       11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               42,000 Shares

       12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                          /_/

       13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               .09 %

       14      TYPE OF REPORTING PERSON*

               IN

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!



   CUSIP No. 030143 10 1             13D              Page 33 of 149 Pages



        1      NAMES OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               Christophe Jaccard

        2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) /X/
                                                                    (b) /_/

        3      SEC USE ONLY

        4      SOURCE OF FUNDS*

               PF

        5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                           /_/

        6      CITIZENSHIP OR PLACE OF ORGANIZATION

               Switzerland

      NUMBER OF    7   SOLE VOTING POWER

       SHARES          137,500 Shares

    BENEFICIALLY   8   SHARED VOTING POWER

      OWNED BY         -0- Shares

        EACH       9   SOLE DISPOSITIVE POWER

      REPORTING        137,500 Shares

       PERSON      10  SHARED DISPOSITIVE POWER

        WITH           -0- Shares

       11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               137,500 Shares

       12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                          /_/

       13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               .28 %

       14      TYPE OF REPORTING PERSON*

               IN

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!



   CUSIP No. 030143 10 1             13D              Page 34 of 149 Pages



        1      NAMES OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               Dr. Martin Steiner

        2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) /X/
                                                                    (b) /_/

        3      SEC USE ONLY

        4      SOURCE OF FUNDS*

               PF

        5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                           /_/

        6      CITIZENSHIP OR PLACE OF ORGANIZATION

               Switzerland

      NUMBER OF    7   SOLE VOTING POWER

       SHARES          178,900 Shares

    BENEFICIALLY   8   SHARED VOTING POWER

      OWNED BY         -0- Shares

        EACH       9   SOLE DISPOSITIVE POWER

      REPORTING        178,900 Shares

       PERSON      10  SHARED DISPOSITIVE POWER

        WITH           -0- Shares

       11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               178,900 Shares

       12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                          /_/

       13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               .36 %

       14      TYPE OF REPORTING PERSON*

               IN

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!



   CUSIP No. 030143 10 1             13D              Page 35 of 149 Pages



        1      NAMES OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               Brigitte Terzer

        2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) /X/
                                                                    (b) /_/

        3      SEC USE ONLY

        4      SOURCE OF FUNDS*

               PF

        5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                           /_/

        6      CITIZENSHIP OR PLACE OF ORGANIZATION

               Switzerland

      NUMBER OF    7   SOLE VOTING POWER

       SHARES          10,000 Shares

    BENEFICIALLY   8   SHARED VOTING POWER

      OWNED BY         -0- Shares

        EACH       9   SOLE DISPOSITIVE POWER

      REPORTING        10,000 Shares

       PERSON      10  SHARED DISPOSITIVE POWER

        WITH           -0- Shares

       11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               10,000 Shares

       12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                          /_/

       13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               .02 %

       14      TYPE OF REPORTING PERSON*

               IN

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!



   CUSIP No. 030143 10 1             13D              Page 36 of 149 Pages



        1      NAMES OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               Andre' Lappert

        2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) /X/
                                                                    (b) /_/

        3      SEC USE ONLY

        4      SOURCE OF FUNDS*

               PF

        5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                           /_/

        6      CITIZENSHIP OR PLACE OF ORGANIZATION

               Switzerland

      NUMBER OF    7   SOLE VOTING POWER

       SHARES          50,000 Shares

    BENEFICIALLY   8   SHARED VOTING POWER

      OWNED BY         -0- Shares

        EACH       9   SOLE DISPOSITIVE POWER

      REPORTING        50,000 Shares

       PERSON      10  SHARED DISPOSITIVE POWER

        WITH           -0- Shares

       11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               50,000 Shares

       12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                          /_/

       13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               .10 %

       14      TYPE OF REPORTING PERSON*

               IN

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!



   CUSIP No. 030143 10 1             13D              Page 37 of 149 Pages



        1      NAMES OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               Mentor Treuhand AG

        2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) /X/
                                                                    (b) /_/

        3      SEC USE ONLY

        4      SOURCE OF FUNDS*

               OO

        5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                           /_/

        6      CITIZENSHIP OR PLACE OF ORGANIZATION

               Switzerland

      NUMBER OF    7   SOLE VOTING POWER

       SHARES          75,000 Shares

    BENEFICIALLY   8   SHARED VOTING POWER

      OWNED BY         -0- Shares

        EACH       9   SOLE DISPOSITIVE POWER

      REPORTING        75,000 Shares

       PERSON      10  SHARED DISPOSITIVE POWER

        WITH           -0- Shares

       11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               75,000 Shares

       12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                          /_/

       13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               .15 %

       14      TYPE OF REPORTING PERSON*

               OO

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!



   CUSIP No. 030143 10 1             13D              Page 38 of 149 Pages



        1      NAMES OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               Stefan Thut

        2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) /X/
                                                                    (b) /_/

        3      SEC USE ONLY

        4      SOURCE OF FUNDS*

               PF

        5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                           /_/

        6      CITIZENSHIP OR PLACE OF ORGANIZATION

               Switzerland

      NUMBER OF    7   SOLE VOTING POWER

       SHARES          47,500 Shares

    BENEFICIALLY   8   SHARED VOTING POWER

      OWNED BY         -0- Shares

        EACH       9   SOLE DISPOSITIVE POWER

      REPORTING        47,500 Shares

       PERSON      10  SHARED DISPOSITIVE POWER

        WITH           -0- Shares

       11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               47,500 Shares

       12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                          /_/

       13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               .10 %

       14      TYPE OF REPORTING PERSON*

               IN

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!



   CUSIP No. 030143 10 1             13D              Page 39 of 149 Pages



        1      NAMES OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               Marie-Rose Lesquereux

        2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) /X/
                                                                    (b) /_/

        3      SEC USE ONLY

        4      SOURCE OF FUNDS*

               PF

        5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                           /_/

        6      CITIZENSHIP OR PLACE OF ORGANIZATION

               Switzerland

      NUMBER OF    7   SOLE VOTING POWER

       SHARES          4,000 Shares

    BENEFICIALLY   8   SHARED VOTING POWER

      OWNED BY         -0- Shares

        EACH       9   SOLE DISPOSITIVE POWER

      REPORTING        4,000 Shares

       PERSON      10  SHARED DISPOSITIVE POWER

        WITH           -0- Shares

       11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               4,000 Shares

       12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                          /_/

       13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               .01 %

       14      TYPE OF REPORTING PERSON*

               IN

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!



   CUSIP No. 030143 10 1             13D              Page 40 of 149 Pages



        1      NAMES OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               Roland Brandenburger

        2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) /X/
                                                                    (b) /_/

        3      SEC USE ONLY

        4      SOURCE OF FUNDS*

               PF

        5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                           /_/

        6      CITIZENSHIP OR PLACE OF ORGANIZATION

               Switzerland

      NUMBER OF    7   SOLE VOTING POWER

       SHARES          177,500 Shares

    BENEFICIALLY   8   SHARED VOTING POWER

      OWNED BY         -0- Shares

        EACH       9   SOLE DISPOSITIVE POWER

      REPORTING        177,500 Shares

       PERSON      10  SHARED DISPOSITIVE POWER

        WITH           -0- Shares

       11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               177,500 Shares

       12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                          /_/

       13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               .36 %

       14      TYPE OF REPORTING PERSON*

               IN

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!



   CUSIP No. 030143 10 1             13D              Page 41 of 149 Pages



        1      NAMES OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               Claude Esser

        2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) /X/
                                                                    (b) /_/

        3      SEC USE ONLY

        4      SOURCE OF FUNDS*

               PF

        5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                           /_/

        6      CITIZENSHIP OR PLACE OF ORGANIZATION

               Switzerland

      NUMBER OF    7   SOLE VOTING POWER

       SHARES          100,000 Shares

    BENEFICIALLY   8   SHARED VOTING POWER

      OWNED BY         -0- Shares

        EACH       9   SOLE DISPOSITIVE POWER

      REPORTING        100,000 Shares

       PERSON      10  SHARED DISPOSITIVE POWER

        WITH           -0- Shares

       11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               100,000 Shares

       12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                          /_/

       13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               .20 %

       14      TYPE OF REPORTING PERSON*

               IN

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!



   CUSIP No. 030143 10 1             13D              Page 42 of 149 Pages



        1      NAMES OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               Alain Faure

        2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) /X/
                                                                    (b) /_/

        3      SEC USE ONLY

        4      SOURCE OF FUNDS*

               PF

        5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                           /_/

        6      CITIZENSHIP OR PLACE OF ORGANIZATION

               Switzerland

      NUMBER OF    7   SOLE VOTING POWER

       SHARES          2,800 Shares

    BENEFICIALLY   8   SHARED VOTING POWER

      OWNED BY         -0- Shares

        EACH       9   SOLE DISPOSITIVE POWER

      REPORTING        2,800 Shares

       PERSON      10  SHARED DISPOSITIVE POWER

        WITH           -0- Shares

       11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               2,800 Shares

       12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                          /_/

       13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               .005 %

       14      TYPE OF REPORTING PERSON*

               IN

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!



   CUSIP No. 030143 10 1             13D              Page 43 of 149 Pages



        1      NAMES OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               Susanna Schenk

        2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) /X/
                                                                    (b) /_/

        3      SEC USE ONLY

        4      SOURCE OF FUNDS*

               PF

        5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                           /_/

        6      CITIZENSHIP OR PLACE OF ORGANIZATION

               Switzerland

      NUMBER OF    7   SOLE VOTING POWER

       SHARES          130,000 Shares

    BENEFICIALLY   8   SHARED VOTING POWER

      OWNED BY         -0- Shares

        EACH       9   SOLE DISPOSITIVE POWER

      REPORTING        130,000 Shares

       PERSON      10  SHARED DISPOSITIVE POWER

        WITH           -0- Shares

       11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               130,000 Shares

       12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                          /_/

       13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               .26 %

       14      TYPE OF REPORTING PERSON*

               IN

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!



   CUSIP No. 030143 10 1             13D              Page 44 of 149 Pages



        1      NAMES OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               Willy Ramseier

        2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) /X/
                                                                    (b) /_/

        3      SEC USE ONLY

        4      SOURCE OF FUNDS*

               PF

        5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                           /_/

        6      CITIZENSHIP OR PLACE OF ORGANIZATION

               Switzerland

      NUMBER OF    7   SOLE VOTING POWER

       SHARES          100,000 Shares

    BENEFICIALLY   8   SHARED VOTING POWER

      OWNED BY         -0- Shares

        EACH       9   SOLE DISPOSITIVE POWER

      REPORTING        100,000 Shares

       PERSON      10  SHARED DISPOSITIVE POWER

        WITH           -0- Shares

       11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               100,000 Shares

       12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                          /_/

       13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               .20 %

       14      TYPE OF REPORTING PERSON*

               IN

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!



   CUSIP No. 030143 10 1             13D              Page 45 of 149 Pages



        1      NAMES OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               Philippe Lambert

        2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) /X/
                                                                    (b) /_/
        3      SEC USE ONLY

        4      SOURCE OF FUNDS*

               PF

        5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                           /_/

        6      CITIZENSHIP OR PLACE OF ORGANIZATION

               Switzerland

      NUMBER OF    7   SOLE VOTING POWER

       SHARES          26,000 Shares

    BENEFICIALLY   8   SHARED VOTING POWER

      OWNED BY         -0- Shares

        EACH       9   SOLE DISPOSITIVE POWER

      REPORTING        26,000 Shares

       PERSON      10  SHARED DISPOSITIVE POWER

        WITH           -0- Shares

       11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               26,000 Shares

       12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                          /_/

       13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               .05 %

       14      TYPE OF REPORTING PERSON*

               IN

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!



   CUSIP No. 030143 10 1             13D              Page 46 of 149 Pages



        1      NAMES OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               Rhyner & Partner AG

        2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) /X/
                                                                    (b) /_/
        3      SEC USE ONLY

        4      SOURCE OF FUNDS*

               OO

        5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                           /_/

        6      CITIZENSHIP OR PLACE OF ORGANIZATION

               Switzerland

      NUMBER OF    7   SOLE VOTING POWER

       SHARES          131,000 Shares

    BENEFICIALLY   8   SHARED VOTING POWER

      OWNED BY         -0- Shares

        EACH       9   SOLE DISPOSITIVE POWER

      REPORTING        131,000 Shares

       PERSON      10  SHARED DISPOSITIVE POWER

        WITH           -0- Shares

       11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               131,000 Shares

       12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                          /_/

       13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               .27 %

       14      TYPE OF REPORTING PERSON*

               OO

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!



   CUSIP No. 030143 10 1             13D              Page 47 of 149 Pages



        1      NAMES OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               Elisabeth Hedinger

        2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) /X/
                                                                    (b) /_/
        3      SEC USE ONLY

        4      SOURCE OF FUNDS*

               PF

        5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                           /_/

        6      CITIZENSHIP OR PLACE OF ORGANIZATION

               Switzerland

      NUMBER OF    7   SOLE VOTING POWER

       SHARES          10,000 Shares

    BENEFICIALLY   8   SHARED VOTING POWER

      OWNED BY         -0- Shares

        EACH       9   SOLE DISPOSITIVE POWER

      REPORTING        10,000 Shares

       PERSON      10  SHARED DISPOSITIVE POWER

        WITH           -0- Shares

       11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               10,000 Shares

       12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                          /_/

       13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               .02 %

       14      TYPE OF REPORTING PERSON*

               IN

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!



   CUSIP No. 030143 10 1             13D              Page 48 of 149 Pages



        1      NAMES OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               Robert Hedinger

        2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) /X/
                                                                    (b) /_/

        3      SEC USE ONLY

        4      SOURCE OF FUNDS*

               PF

        5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                           /_/

        6      CITIZENSHIP OR PLACE OF ORGANIZATION

               Switzerland

      NUMBER OF    7   SOLE VOTING POWER

       SHARES          10,000 Shares

    BENEFICIALLY   8   SHARED VOTING POWER

      OWNED BY         -0- Shares

        EACH       9   SOLE DISPOSITIVE POWER

      REPORTING        10,000 Shares

       PERSON      10  SHARED DISPOSITIVE POWER

        WITH           -0- Shares

       11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               10,000 Shares

       12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                          /_/

       13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               .02 %

       14      TYPE OF REPORTING PERSON*

               IN

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!



   CUSIP No. 030143 10 1             13D              Page 49 of 149 Pages



        1      NAMES OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               Martin Schluchter

        2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) /X/
                                                                    (b) /_/

        3      SEC USE ONLY

        4      SOURCE OF FUNDS*

               PF

        5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                           /_/

        6      CITIZENSHIP OR PLACE OF ORGANIZATION

               Switzerland

      NUMBER OF    7   SOLE VOTING POWER

       SHARES          2,500 Shares

    BENEFICIALLY   8   SHARED VOTING POWER

      OWNED BY         -0- Shares

        EACH       9   SOLE DISPOSITIVE POWER

      REPORTING        2,500 Shares

       PERSON      10  SHARED DISPOSITIVE POWER

        WITH           -0- Shares

       11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               2,500 Shares

       12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                          /_/

       13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               .003 %

       14      TYPE OF REPORTING PERSON*

               IN

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!



   CUSIP No. 030143 10 1             13D              Page 50 of 149 Pages



        1      NAMES OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               Maxime Bregnard

        2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) /X/
                                                                    (b) /_/

        3      SEC USE ONLY

        4      SOURCE OF FUNDS*

               PF

        5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                           /_/

        6      CITIZENSHIP OR PLACE OF ORGANIZATION

               Switzerland

      NUMBER OF    7   SOLE VOTING POWER

       SHARES          500 Shares

    BENEFICIALLY   8   SHARED VOTING POWER

      OWNED BY         -0- Shares

        EACH       9   SOLE DISPOSITIVE POWER

      REPORTING        500 Shares

       PERSON      10  SHARED DISPOSITIVE POWER

        WITH           -0- Shares

       11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               500 Shares

       12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                          /_/

       13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               .001 %

       14      TYPE OF REPORTING PERSON*

               IN

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!



   CUSIP No. 030143 10 1             13D              Page 51 of 149 Pages



        1      NAMES OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               Hans Graf

        2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) /X/
                                                                    (b) /_/

        3      SEC USE ONLY

        4      SOURCE OF FUNDS*

               PF

        5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                           /_/

        6      CITIZENSHIP OR PLACE OF ORGANIZATION

               Switzerland

      NUMBER OF    7   SOLE VOTING POWER

       SHARES          5,500 Shares

    BENEFICIALLY   8   SHARED VOTING POWER

      OWNED BY         -0- Shares

        EACH       9   SOLE DISPOSITIVE POWER

      REPORTING        5,500 Shares

       PERSON      10  SHARED DISPOSITIVE POWER

        WITH           -0- Shares

       11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               5,500 Shares

       12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                          /_/

       13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               .01 %

       14      TYPE OF REPORTING PERSON*

               IN

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!



   CUSIP No. 030143 10 1             13D              Page 52 of 149 Pages



        1      NAMES OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               Markus Gfeller

        2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) /X/
                                                                    (b) /_/

        3      SEC USE ONLY

        4      SOURCE OF FUNDS*

               PF

        5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                           /_/

        6      CITIZENSHIP OR PLACE OF ORGANIZATION

               Switzerland

      NUMBER OF    7   SOLE VOTING POWER

       SHARES          40,000 Shares

    BENEFICIALLY   8   SHARED VOTING POWER

      OWNED BY         -0- Shares

        EACH       9   SOLE DISPOSITIVE POWER

      REPORTING        40,000 Shares

       PERSON      10  SHARED DISPOSITIVE POWER

        WITH           -0- Shares

       11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               40,000 Shares

       12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                          /_/

       13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               .08 %

       14      TYPE OF REPORTING PERSON*

               IN

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!



   CUSIP No. 030143 10 1             13D              Page 53 of 149 Pages



        1      NAMES OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               Nicholas J. Monco

        2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) /X/
                                                                    (b) /_/

        3      SEC USE ONLY

        4      SOURCE OF FUNDS*

               PF

        5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                           /_/

        6      CITIZENSHIP OR PLACE OF ORGANIZATION

               United States of America

      NUMBER OF    7   SOLE VOTING POWER

       SHARES          13,000 Shares

    BENEFICIALLY   8   SHARED VOTING POWER

      OWNED BY         -0- Shares

        EACH       9   SOLE DISPOSITIVE POWER

      REPORTING        13,000 Shares

       PERSON      10  SHARED DISPOSITIVE POWER

        WITH           -0- Shares

       11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               13,000 Shares

       12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                          /_/

       13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               .03 %

       14      TYPE OF REPORTING PERSON*

               IN

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!



   CUSIP No. 030143 10 1             13D              Page 54 of 149 Pages



        1      NAMES OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               Michael Keating

        2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) /X/
                                                                    (b) /_/
        3      SEC USE ONLY

        4      SOURCE OF FUNDS*

               PF

        5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                           /_/

        6      CITIZENSHIP OR PLACE OF ORGANIZATION

               United States of America

      NUMBER OF    7   SOLE VOTING POWER

       SHARES          345,000 Shares

    BENEFICIALLY   8   SHARED VOTING POWER

      OWNED BY         -0- Shares

        EACH       9   SOLE DISPOSITIVE POWER

      REPORTING        345,000 Shares

       PERSON      10  SHARED DISPOSITIVE POWER

        WITH           -0- Shares

       11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               345,000 Shares

       12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                          /_/

       13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               0.7 %

       14      TYPE OF REPORTING PERSON*

               IN

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!



   CUSIP No. 030143 10 1             13D              Page 55 of 149 Pages



        1      NAMES OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               Joel Backer

        2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) /X/
                                                                    (b) /_/

        3      SEC USE ONLY

        4      SOURCE OF FUNDS*

               PF

        5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                           /_/

        6      CITIZENSHIP OR PLACE OF ORGANIZATION

               United States of America

      NUMBER OF    7   SOLE VOTING POWER

       SHARES          150,000 Shares

    BENEFICIALLY   8   SHARED VOTING POWER

      OWNED BY         -0- Shares

        EACH       9   SOLE DISPOSITIVE POWER

      REPORTING        150,000 Shares

       PERSON      10  SHARED DISPOSITIVE POWER

        WITH           -0- Shares

       11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               150,000 Shares

       12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                          /_/

       13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               0.3 %

       14      TYPE OF REPORTING PERSON*

               IN

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!



   CUSIP No. 030143 10 1             13D              Page 56 of 149 Pages



        1      NAMES OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               Cristina M. Casas-Monco

        2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) /X/
                                                                    (b) /_/

        3      SEC USE ONLY

        4      SOURCE OF FUNDS*

               PF

        5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                           /_/

        6      CITIZENSHIP OR PLACE OF ORGANIZATION

               United States of America

      NUMBER OF    7   SOLE VOTING POWER

       SHARES          414,300 Shares

    BENEFICIALLY   8   SHARED VOTING POWER

      OWNED BY         -0- Shares

        EACH       9   SOLE DISPOSITIVE POWER

      REPORTING        414,300 Shares

       PERSON      10  SHARED DISPOSITIVE POWER

        WITH           -0- Shares

       11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               414,300 Shares

       12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                          /_/

       13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               .84 %

       14      TYPE OF REPORTING PERSON*

               IN

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!



   CUSIP No. 030143 10 1             13D              Page 57 of 149 Pages



        1      NAMES OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               Dean A. Monco

        2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) /X/
                                                                    (b) /_/

        3      SEC USE ONLY

        4      SOURCE OF FUNDS*

               PF

        5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                           /_/

        6      CITIZENSHIP OR PLACE OF ORGANIZATION

               United States of America

      NUMBER OF    7   SOLE VOTING POWER

       SHARES          129,700 Shares

    BENEFICIALLY   8   SHARED VOTING POWER

      OWNED BY         -0- Shares

        EACH       9   SOLE DISPOSITIVE POWER

      REPORTING        129,700 Shares

       PERSON      10  SHARED DISPOSITIVE POWER

        WITH           -0- Shares

       11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               129,700 Shares

       12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                          /_/

       13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               .26 %

       14      TYPE OF REPORTING PERSON*

               IN

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!



   CUSIP No. 030143 10 1             13D              Page 58 of 149 Pages



        1      NAMES OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               Walter J. Monco

        2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) /X/
                                                                    (b) /_/

        3      SEC USE ONLY

        4      SOURCE OF FUNDS*

               PF

        5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                           /_/

        6      CITIZENSHIP OR PLACE OF ORGANIZATION

               United States of America

      NUMBER OF    7   SOLE VOTING POWER

       SHARES          619,000 Shares

    BENEFICIALLY   8   SHARED VOTING POWER

      OWNED BY         -0- Shares

        EACH       9   SOLE DISPOSITIVE POWER

      REPORTING        619,000 Shares

       PERSON      10  SHARED DISPOSITIVE POWER

        WITH           -0- Shares

       11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               619,000 Shares

       12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                          /_/

       13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               1.26 %

       14      TYPE OF REPORTING PERSON*

               IN

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!



   CUSIP No. 030143 10 1             13D              Page 59 of 149 Pages



        1      NAMES OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               Carol D. Bonner

        2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) /X/
                                                                    (b) /_/

        3      SEC USE ONLY

        4      SOURCE OF FUNDS*

               PF

        5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                           /_/

        6      CITIZENSHIP OR PLACE OF ORGANIZATION

               United Kingdom

      NUMBER OF    7   SOLE VOTING POWER

       SHARES          1,000,000 Shares

    BENEFICIALLY   8   SHARED VOTING POWER

      OWNED BY         -0- Shares

        EACH       9   SOLE DISPOSITIVE POWER

      REPORTING        1,000,000 Shares

       PERSON      10  SHARED DISPOSITIVE POWER

        WITH           -0- Shares

       11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               1,000,000 Shares

       12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                          /_/

       13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               2.03 %

       14      TYPE OF REPORTING PERSON*

               IN

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!



   CUSIP No. 030143 10 1             13D              Page 60 of 149 Pages



        1      NAMES OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               Dan R. Boardsen

        2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) /X/
                                                                    (b) /_/

        3      SEC USE ONLY

        4      SOURCE OF FUNDS*

               PF

        5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                           /_/

        6      CITIZENSHIP OR PLACE OF ORGANIZATION

               United States of America

      NUMBER OF    7   SOLE VOTING POWER

       SHARES          44,000 Shares

    BENEFICIALLY   8   SHARED VOTING POWER

      OWNED BY         -0- Shares

        EACH       9   SOLE DISPOSITIVE POWER

      REPORTING        44,000 Shares

       PERSON      10  SHARED DISPOSITIVE POWER

        WITH           -0- Shares

       11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               44,000 Shares

       12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                          /_/

       13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               .09 %

       14      TYPE OF REPORTING PERSON*

               IN

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!



   CUSIP No. 030143 10 1             13D              Page 61 of 149 Pages



        1      NAMES OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               Hans Kaspar Rhyner

        2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) /X/
                                                                    (b) /_/

        3      SEC USE ONLY

        4      SOURCE OF FUNDS*

               PF

        5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                           /_/

        6      CITIZENSHIP OR PLACE OF ORGANIZATION

               Switzerland

      NUMBER OF    7   SOLE VOTING POWER

       SHARES          150,000 Shares

    BENEFICIALLY   8   SHARED VOTING POWER

      OWNED BY         -0- Shares

        EACH       9   SOLE DISPOSITIVE POWER

      REPORTING        150,000 Shares

       PERSON      10  SHARED DISPOSITIVE POWER

        WITH           -0- Shares

       11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               150,000 Shares

       12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                          /_/

       13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               0.3 %

       14      TYPE OF REPORTING PERSON*

               IN

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!



   CUSIP No. 030143 10 1             13D              Page 62 of 149 Pages



        1      NAMES OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

               John L. Monco

        2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) /X/
                                                                    (b) /_/

        3      SEC USE ONLY

        4      SOURCE OF FUNDS*

               PF

        5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEMS 2(d) or 2(e)                           /_/

        6      CITIZENSHIP OR PLACE OF ORGANIZATION

               United States of America

      NUMBER OF    7   SOLE VOTING POWER

       SHARES          18,700 Shares

    BENEFICIALLY   8   SHARED VOTING POWER

      OWNED BY         -0- Shares

        EACH       9   SOLE DISPOSITIVE POWER

      REPORTING        18,700 Shares

       PERSON      10  SHARED DISPOSITIVE POWER

        WITH           -0- Shares

       11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               18,700 Shares

       12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                          /_/

       13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

               .04 %

       14      TYPE OF REPORTING PERSON*

               IN

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!



   ITEM 1.        SECURITY AND ISSUER.

             This statement relates to shares of common stock, $0.001 par value per share (the "Common Stock"), of American Technologies Group, Inc., a Nevada corporation (the "Company"). The principal executive offices of the Company are located at 1017 South Mountain Avenue, Monrovia, California 91016.

   ITEM 2.        IDENTITY AND BACKGROUND.

             This statement is being filed jointly by the individuals listed in the chart below. The citizenship, principal occupation and residence/business address of each Reporting Person is also listed below:


                                                                   PRINCIPAL
     REPORTING PERSON                      CITIZENSHIP             OCCUPATION           RESIDENCE/BUSINESS ADDRESS
     ----------------                      ----------              ----------           --------------------------
     Ernst Knutti                          Switzerland             CEO                  Postfach 666
                                                                                        CH-3800
                                                                                        Interlaken
                                                                                        Switzerland

     Dr. Jakob Rhyner                      Switzerland             Attorney             Churerstrasse 35
                                                                                        CH 9470
                                                                                        Buchs SG
                                                                                        Switzerland

     Richard Kunzli                        Switzerland             CEO                  35 Rue de l'Ancienne Poste
                                                                                        CH 1337
                                                                                        Vallorbe
                                                                                        Switzerland

     Damiano Bovino                        Switzerland             Salesman             Av. du Mont d'Or 54
                                                                                        CH 1007
                                                                                        Lausanne
                                                                                        Switzerland

     Rolf Hug                              Switzerland             CEO                  CH 4528
                                                                                        Zuchwill
                                                                                        Switzerland

     Dr. Peter Renz                        Switzerland             Retired              Haltenrebenstrasse 100
                                                                                        CH-8404
                                                                                        Winterthur
                                                                                        Switzerland

     Anton Ohnemus                         Germany                 Retired              Im Gegenberg 32
                                                                                        79189 Bad Krozingen
                                                                                        Germany

     Dr. Michael Muller                    Germany                 Scientist            Allgaustrasse 170
                                                                                        70599 Stuttgart
                                                                                        Germany


                                                 Page 63 of 149 Pages




                                                                   PRINCIPAL
     REPORTING PERSON                      CITIZENSHIP             OCCUPATION           RESIDENCE/BUSINESS ADDRESS
     ----------------                      ----------              ----------           --------------------------
     Thomas Brandle                        Switzerland             Manager              CH-6314
                                                                                        Unterageri
                                                                                        Switzerland

     Jean-Charles Cattin                   Switzerland             Businessman          Morimont 35
                                                                                        2900 Porrentruy
                                                                                        Switzerland

     Dr. Laurance Walter                   Switzerland             Medical Doctor       Route du Grand Mont 33
                                                                                        CH-1052 Le Mont
                                                                                        Switzerland

     Daniel Ruegsegger                     Switzerland             Businessman          Route Bas du Village 19
                                                                                        CH 1789
                                                                                        Lugnorre
                                                                                        Switzerland

     Pierre-Andre Leuba                    Switzerland             Salesman             Baarerstlrasse 77
                                                                                        6302
                                                                                        Switzerland

     Paul Struebin                         Switzerland             Businessman          c/o Interconsult
                                                                                        CH-1096 Cully
                                                                                        Switzerland

     Manfred Walder                        Switzerland             Attorney             Vicolo delle Palme
                                                                                        CH-6653
                                                                                        Verscio
                                                                                        Switzerland

     Dr. Felix Aeschbach                   Switzerland             Sales Manager        83052 Bruckmuhl-Munchen
                                                                                        Germany

     Thierry Amstutz                       Switzerland             Businessman          Grand'Rue 44
                                                                                        CH-2012
                                                                                        Auvernier
                                                                                        Switzerland

     Margrit Reichmuth                     Switzerland             Sales                Duggelimatt 1
                                                                                        CH-6330
                                                                                        Cham
                                                                                        Switzerland

     Tony Walpert                          Switzerland             Salesman             Burgunderstrasse 13
                                                                                        CH 3018
                                                                                        Bern
                                                                                        Germany






                                                 Page 64 of 149 Pages

                                                                   PRINCIPAL
     REPORTING PERSON                      CITIZENSHIP             OCCUPATION           RESIDENCE/BUSINESS ADDRESS
     ----------------                      ----------              ----------           --------------------------
     Jo Sierro                             Switzerland             Manager              Chemin des Fau-Blanc 20G
                                                                                        CH 1009
                                                                                        Pully
                                                                                        Switzerland

     Jakob Rhyner                          Switzerland             Retired              Grunaustrasse 1
                                                                                        CH 9470
                                                                                        Buchs SG
                                                                                        Switzerland

     Johann Kieninger                      Germany                 Consultant           Seeschwalbenweg 2
                                                                                        70378 Stuttgart 1
                                                                                        Germany

     Werner Keck                           Germany                 Teacher              Eschenweg 4
                                                                                        79199 Zarten
                                                                                        Germany

     Dr. Bernard Uthemann                  Switzerland             Medical Doctor       Chmin Colline 11
                                                                                        CH-1807 Blonay
                                                                                        Switzerland

     Dr. Albert Franceschetti              Switzerland             Medical Doctor       I va. J.D. Maillard
                                                                                        CH-1217
                                                                                        Meyrin
                                                                                        Switzerland

     Walter Gattlen                        Switzerland             Salesman             Im Ried 32
                                                                                        CH-6462
                                                                                        Seedorf
                                                                                        Switzerland

     Mario Ropele                          Switzerland             Sales Manager        5728 Gontenschwil
                                                                                        Switzerland

     Rosmarie Venzin                       Switzerland             Salesperson          Im Langenloh 147b
                                                                                        CH-4054
                                                                                        Basel
                                                                                        Switzerland

     Erhard Stockmann                      Switzerland             Carpenter            Schupfenzelgstrasse 14
                                                                                        CH-8253
                                                                                        Diessenhofen
                                                                                        Switzerland

     Tiziano Zandonella                    Switzerland             Engineer             8200 Schaffhausen
                                                                                        Switzerland

     Marcello Zandonella                   Switzerland             Carpenter            CH-8239
                                                                                        Dorflingen
                                                                                        Switzerland




                                                 Page 65 of 149 Pages


                                                                   PRINCIPAL
     REPORTING PERSON                      CITIZENSHIP             OCCUPATION           RESIDENCE/BUSINESS ADDRESS
     ----------------                      ----------              ----------           --------------------------
     Christophe Jaccard                    Switzerland             Businessman          Le Jordil
                                                                                        CH 1044
                                                                                        Fey
                                                                                        Switzerland

     Dr. Martin Steiner                    Switzerland             Dentist              Lindenmattstrasse 1
                                                                                        CH-3714
                                                                                        Frutigen
                                                                                        Switzerland

     Brigitte Terzer                       Switzerland             Businessperson       Seehaldenweg 1
                                                                                        CH-8804 Au
                                                                                        Switzerland

     Andre Lappert                         Switzerland             Engineer             Temple 8
                                                                                        1814 La Tour de Peilz
                                                                                        Switzerland

     Mentor Treuhand AG                    Switzerland             Businesman           Rutlistrasse 1
                                                                                        8820 Wadenswil, Inc.
                                                                                        Switzerland

     Stefan Thut                           Switzerland             Businessman          Meierhofstrasse 23
                                                                                        8820 Wadenswil
                                                                                        Switzerland

     Marie-Rose Lesquereux                 Switzerland             Retired              8 Chemin de la Redoute
                                                                                        1260 Nyon
                                                                                        Switzerland

     Roland Brandenburger                  Switzerland             Consultant           Boulevard do la Foret 59
                                                                                        1009 Pully
                                                                                        Switzerland

     Claude Esser                          Switzerland             Salesman             Oberseeweg 20
                                                                                        CH-8853
                                                                                        Lachen Switzerland

     Alain Faure                           Switzerland             Businessman          Ch. du Rose 8
                                                                                        CH-2800
                                                                                        Rolle Switzerland

     Susanna Schenk                        Switzerland             Nurse                Tiefenhofstrasse 30
                                                                                        CH-8820
                                                                                        Wadenswil Switzerland

     Willy Ramseier                        Switzerland             Retired              Maygutstrasse 26,
                                                                                        CH-3084
                                                                                        Wabern Switzerland




                                                 Page 66 of 149 Pages


                                                                   PRINCIPAL
     REPORTING PERSON                      CITIZENSHIP             OCCUPATION           RESIDENCE/BUSINESS ADDRESS
     ----------------                      ----------              ----------           --------------------------
     Philippe Lambert                      Switzerland             Driving Instructor   Impasse des Amiers 2
                                                                                        CH-2056 Dombresson
                                                                                        Switzerland

     Rhyner & Partner AG                   Switzerland             Businessman          Karl Neuhaus-Strasse 25
                                                                                        CH-2502 Biel-Bienne
                                                                                        Switzerland

     Elisabeth Hedinger                    Switzerland             Housewife            Rue Colomb 5
                                                                                        CH-1860
                                                                                        Aigle Switzerland

     Robert Hedinger                       Switzerland             Businessman          Rue Colomb 5
                                                                                        CH-1860
                                                                                        Aigle Switzerland

     Martin Schluchter                     Switzerland             Consultant           Wuhrenbach 2147
                                                                                        CH-8815
                                                                                        Horgenberg Switzerland

     Maxime Bregnard                       Switzerland             Salesman             Hauteville 11
                                                                                        CH-1806
                                                                                        St. Legier Switzerland

     Hans Graf                             Switzerland             Businessman          Birkenaustrasse 8
                                                                                        CH-9470
                                                                                        Buchs Switzerland

     Markus Gfeller                        Switzerland             Consultant           Albiastrasse 53
                                                                                        8134 Adliswil
                                                                                        Switzerland

     Nicholas J. Monco                     United States           Student              6677 N. Sioux Ave.
                                                                                        Chicago, IL 60646
                                                                                        USA

     Michael Keating                       United States           Optometrist          238 E. Harmony Rd.
                                                                                        D-16
                                                                                        Ft. Collins, CO 80525
                                                                                        USA

     Joel Backer                           United States           Residential Realtor  2803 E. Harmony Rd.
                                                                                        Ft. Collins, CO 80528
                                                                                        USA

     Christina M. Casas-Monco              United States           Housewife            6677 N. Sioux Ave.
                                                                                        Chicago, IL 60646
                                                                                        USA





                                                 Page 67 of 149 Pages


                                                                   PRINCIPAL
     REPORTING PERSON                      CITIZENSHIP             OCCUPATION           RESIDENCE/BUSINESS ADDRESS
     ----------------                      ----------              ----------           --------------------------
     Dean A. Monco                         United States           Attorney             500 W. Madison St.
                                                                                        Suite 3800
                                                                                        Chicago, IL 60661
                                                                                        USA

     Walter J. Monco                       United States           Attorney             1 N. LaSalle St.
                                                                                        Suite 3400
                                                                                        Chicago, IL 60602-4004
                                                                                        USA

     Carol D. Bonner                       United Kingdom          Housewife            4343 Ocean View
                                                                                        Apt. 181
                                                                                        Montrose, CA 91020
                                                                                        USA

     Dan R. Boardsen                       United States           Optometrist          541 W. Reed
                                                                                        Moberly, MO 65270
                                                                                        USA

     Hans Kaspar Rhyner                    Switzerland             Businessman          Karl Neuhaus - Strauss 25
                                                                                        CH-2502 Biel-Bienne
                                                                                        Switzerland

     John L. Monco                         United States           Student              6677 N. Sioux Ave.
                                                                                        Chicago, IL 60646
                                                                                        USA


     (collectively, the "Reporting Persons").


             During the last five years, none of the Reporting Persons
   (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

   ITEM 3.        SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

             Each of the Reporting Persons used their personal funds to purchase the shares of Common Stock and each Reporting Person anticipates using his/her own personal funds in order to, if necessary, purchase additional Common Stock of the Company.

   ITEM 4.        PURPOSE OF TRANSACTION.

             The Reporting Persons jointly filing this Schedule 13D consist of shareholders of the Company who are concerned about the poor performance and serious deficiencies of the management of the Company in recent years and the failure of present management and the Board of Directors to exploit the valuable technologies owned by the Company. The members of the group have agreed to consult with each other on an exploratory basis, with a view toward possible joint action by some or all members of the group that could attempt to

                             Page 68 of 149 Pages



   effect (A) a change in the policies of the management of the Company,
   (B) a change in the business strategy of the Company and/or (C) a change in the management and/or Board of Directors of the Company in whole or in part. The efforts of one or more members of the group, individually or on behalf of the group, could consist of one or more of: (1) meeting with current management of the Company; (2) commencing litigation against one or more members of current management and the current Board or Directors of the Company based on alleged breaches of fiduciary duty, violations of the federal securities laws or other claims; (3) conducting a solicitation of consents to amend the by-laws of the Company; (4) conducting a solicitation of consents to remove one or more of the directors of the Company and to replace them with directors chosen by the shareholders; (5) conducting a proxy contest to effect a change in the membership of the Board of Directors of the Company; and (6) make additional purchases of shares of Common Stock of the Company which may be significant in amount. The Reporting
   Persons intend to issue a statement to all shareholders of the Company why the Reporting Persons intend to vote AGAINST the current management's proposal to increase the authorized number of shares of Common Stock of the Company. No specific decision has been made at this time regarding what, if any, action to take. There is no present intention to propose an extraordinary corporate transaction involving the Company, to propose a sale or transfer of assets of the Company, to propose a change in the capitalization of the Company, to take any action that would result in the any further diminution in broker-dealer activity in making a market in the Common Stock of the Company, to take action that would result in the Common Stock of the Company no longer being registered under the Securities Exchange Act or any similar action. Each Reporting Person reserves the right to change his, her or its intentions as expressed in this Item 4 or take action other than the possible actions enumerated in this Item 4.

   ITEM 5.        INTEREST IN SECURITIES OF THE ISSUER.

             The share ownership percentages described in this Schedule 13D are based on 49,239,778 shares of Common Stock being outstanding as of March 14, 2001, as reported by the Company in its Quarterly Report on Form 10-QSB for the quarterly period ended January 31, 2001, filed with the Securities and Exchange Commission on March 26, 2001.

             (a) The aggregate number of shares and percentage of Common Stock beneficially owned by each of the Reporting Persons as of May 22, 2001 is as follows:

                  (1) Ernst Knutti beneficially owns 74,126 shares of Common Stock, constituting approximately .15 % of the outstanding Common Stock.

                  (2) Dr. Jakob Rhyner beneficially owns 5,000 shares of Common Stock, constituting approximately .01 % of the outstanding Common Stock.




                             Page 69 of 149 Pages



                  (3) Richard Kunzli beneficially owns 170,000 shares of Common Stock, constituting approximately .35 % of the outstanding Common Stock.

                  (4) Damiano Bovino beneficially owns 106,300 shares of Common Stock, constituting approximately 0.2 % of the outstanding Common Stock.

                  (5) Rolf Hug beneficially owns 11,400 shares of Common Stock, constituting approximately .02 % of the outstanding Common Stock.

                  (6) Dr. Peter Renz beneficially owns 20,000 shares of Common Stock, constituting approximately .04 % of the outstanding Common Stock.

                  (7) Anton Ohnemus beneficially owns 14,000 shares of Common Stock, constituting approximately .03 % of the outstanding Common Stock.

                  (8) Dr. Michael Muller beneficially owns 10,000 shares of Common Stock, constituting approximately .02 % of the outstanding Common Stock.

                  (9) Thomas Brandle beneficially owns 35,000 shares of Common Stock, constituting approximately .07 % of the outstanding Common Stock.

                  (10) Jean-Charles Cattin beneficially owns 4,200 shares
                       of Common Stock, constituting approximately .01 % of the outstanding Common Stock.

                  (11) Dr. Laurance Walter beneficially owns 6,000 shares
                       of Common Stock, constituting approximately .01 % of the outstanding Common Stock.

                  (12) Daniel Ruegsegger beneficially owns 10,000 shares
                       of Common Stock, constituting approximately .02 % of the outstanding Common Stock.

                  (13) Pierre-Andre' Leuba beneficially owns 16,000
                       shares of Common Stock, constituting approximately .03 % of the outstanding Common Stock.

                  (14) Paul Struebin beneficially owns 1,700 shares of
                       Common Stock, constituting approximately .003 % of the outstanding Common Stock.

                  (15) Manfred Walder beneficially owns 200,000 shares of
                       Common Stock, constituting approximately .41 % of the outstanding Common Stock.

                  (16) Dr. Felix Aeschbach beneficially owns 358,200
                       shares of Common Stock, constituting approximately .73 % of the outstanding Common Stock.

                             Page 70 of 149 Pages



                  (17) Thierry Amstutz beneficially owns 40,000 shares of
                       Common Stock, constituting approximately .08 % of the outstanding Common Stock.

                  (18) Margrit Reichmuth beneficially owns 19,500 shares
                       of Common Stock, constituting approximately .04 % of the outstanding Common Stock.

                  (19) Tony Walpert beneficially owns 2,600 shares of
                       Common Stock, constituting approximately .01 % of the outstanding Common Stock.

                  (20) Jo Sierro beneficially owns 4,500 shares of Common
                       Stock, constituting approximately .01 % of the outstanding Common Stock.

                  (21) Jakob Rhyner beneficially owns 36,000 shares of
                       Common Stock, constituting approximately .07 % of the outstanding Common Stock.

                  (22) Johann Kieninger beneficially owns 9,350 shares of
                       Common Stock, constituting approximately .02 % of the outstanding Common Stock.

                  (23) Werner Keck beneficially owns 10,000 shares of
                       Common Stock, constituting approximately .02 % of the outstanding Common Stock.

                  (24) Dr. Bernard Uthemann beneficially owns 33,000
                       shares of Common Stock, constituting approximately .07 % of the outstanding Common Stock.

                  (25) Dr. Albert Franceschetti beneficially owns 8,000
                       shares of Common Stock, constituting approximately .02 % of the outstanding Common Stock.

                  (26) Walter Gattlen beneficially owns 3,500 shares of
                       Common Stock, constituting approximately .01 % of the outstanding Common Stock.

                  (27) Mario Ropele beneficially owns 31,500 shares of
                       Common Stock, constituting approximately .06 % of the outstanding Common Stock.

                  (28) Rosmarie Venzin beneficially owns 5,000 shares of
                       Common Stock, constituting approximately .01 % of the outstanding Common Stock.

                  (29) Erhard Stockmann beneficially owns 23,000 shares
                       of Common Stock, constituting approximately .05 % of the outstanding Common Stock.

                  (30) Tiziano Zandonella beneficially owns 51,000 shares
                       of Common Stock, constituting approximately .10 % of the outstanding Common Stock.

                             Page 71 of 149 Pages



                  (31) Marcello Zandonella beneficially owns 42,000
                       shares of Common Stock, constituting approximately .09 % of the outstanding Common Stock.

                  (32) Christophe Jaccard beneficially owns 137,500
                       shares of Common Stock, constituting approximately .28 % of the outstanding Common Stock.

                  (33) Dr. Martin Steiner beneficially owns 178,900
                       shares of Common Stock, constituting approximately .36 % of the outstanding Common Stock.

                  (34) Brigitte Terzer beneficially owns 10,000 shares of
                       Common Stock, constituting approximately .02 % of the outstanding Common Stock.

                  (35) Andre' Lappert beneficially owns 50,000 shares of
                       Common Stock, constituting approximately .10 % of the outstanding Common Stock.

                  (36) Mentor Treuhand AG beneficially owns 75,000 shares
                       of Common Stock, constituting approximately .15 % of the outstanding Common Stock.

                  (37) Stefan Thut beneficially owns 47,500 shares of
                       Common Stock, constituting approximately .10 % of the outstanding Common Stock.

                  (38) Marie-Rose Lesquereux beneficially owns 4,000
                       shares of Common Stock, constituting approximately .01 % of the outstanding Common Stock.

                  (39) Roland Brandenburger beneficially owns 177,500
                       shares of Common Stock, constituting approximately .36 % of the outstanding Common Stock.

                  (40) Claude Esser beneficially owns 100,000 shares of
                       Common Stock, constituting approximately .20 % of the outstanding Common Stock.

                  (41) Alain Faure beneficially owns 2,800 shares of
                       Common Stock, constituting approximately .005 % of the outstanding Common Stock.

                  (42) Susanna Schenk beneficially owns 130,000 shares of
                       Common Stock, constituting approximately .26 % of the outstanding Common Stock.

                  (43) Willy Ramseier beneficially owns 100,000  shares
                       of Common Stock, constituting approximately .20 % of the outstanding Common Stock.

                  (44) Philippe Lambert beneficially owns 26,000 shares
                       of Common Stock, constituting approximately .05 % of the outstanding Common Stock.

                             Page 72 of 149 Pages



                  (45) Rhyner & Partner AG beneficially owns 131,000
                       shares of Common Stock, constituting approximately .27 % of the outstanding Common Stock.

                  (46) Elisabeth Hedinger beneficially owns 10,000 shares
                       of Common Stock, constituting approximately .02 % of the outstanding Common Stock.

                  (47) Robert Hedinger beneficially owns 10,000 shares of
                       Common Stock, constituting approximately .02 % of the outstanding Common Stock.

                  (48) Martin Schluchter beneficially owns 2,500 shares
                       of Common Stock, constituting approximately .003 % of the outstanding Common Stock.

                  (49) Maxime Bregnard beneficially owns 500 shares of
                       Common Stock, constituting approximately .001 % of the outstanding Common Stock.

                  (50) Hans Graf beneficially owns 5,500 shares of Common
                       Stock, constituting approximately .01 % of the outstanding Common Stock.

                  (51) Markus Gfeller beneficially owns 40,000 shares of
                       Common Stock, constituting approximately .08 % of the outstanding Common Stock.

                  (52) Nicholas J. Monco beneficially owns 13,000 shares
                       of Common Stock, constituting approximately .03 % of the outstanding Common Stock.

                  (53) Michael Keating beneficially owns 345,000 shares
                       of Common Stock, constituting approximately 0.7 % of the outstanding Common Stock.

                  (54) Joel Backer beneficially owns 150,000 shares of
                       Common Stock, constituting approximately .30 % of the outstanding Common Stock.

                  (55) Cristina M. Casas-Monco beneficially owns 414,300
                       shares of Common Stock, constituting approximately .84 % of the outstanding Common Stock.

                  (56) Dean A. Monco beneficially owns 129,700 shares of
                       Common Stock, constituting approximately .26 % of the outstanding Common Stock.

                  (57) Walter J. Monco beneficially owns 619,000 shares
                       of Common Stock, constituting approximately 1.26 % of the outstanding Common Stock.

                  (58) Carol D. Bonner beneficially owns 1,000,000 shares
                       of Common Stock, constituting approximately 2.03 % of the outstanding Common Stock.

                             Page 73 of 149 Pages



                  (59) Dan R. Boardsen beneficially owns 44,000 shares of
                       Common Stock, constituting approximately .09 % of the outstanding Common Stock.

                  (60) Hans Kaspar Rhyner beneficially owns 150,000
                       shares of Common Stock, constituting approximately
                       0.3 % of the outstanding Common Stock.

                  (61) John L. Monco beneficially owns 18,700 shares of
                       Common Stock, constituting approximately .04 % of the outstanding Common Stock.


             (b) The number of shares of Common Stock as to which each Reporting Person had the sole power to vote or to direct the vote, shared power to vote or to direct the vote, and sole or shared power to dispose of or to direct the disposition of, as of May 22, 2001, is as follows:

                  (1) Ernst Knutti has sole power to direct the vote of 74,126 shares of Common Stock, sole power to dispose of 74,126 shares of Common Stock, no shared power to direct the vote of any shares of Common Stock, and no shared power to dispose of any shares of Common Stock.

                  (2) Dr. Jakob Rhyner has sole power to direct the vote of 5,000 shares of Common Stock, sole power to dispose of 5,000 shares of Common Stock, no shared power to direct the vote of any shares of Common Stock, and no shared power to dispose of any shares of Common Stock.

                  (3) Richard Kunzli has sole power to direct the vote of 170,000 shares of Common Stock, sole power to dispose of 170,000 shares of Common Stock, no shared power to direct the vote of any shares of Common Stock, and no shared power to dispose of any shares of Common Stock.

                  (4) Damiano Bovino has sole power to direct the vote of 106,300 shares of Common Stock, sole power to dispose of 106,300 shares of Common Stock, no shared power to direct the vote of any shares of Common Stock, and no shared power to dispose of any shares of Common Stock.

                  (5) Rolf Hug has sole power to direct the vote of 11,400 shares of Common Stock, sole power to dispose of 11,400 shares of Common Stock, no shared power to direct the vote of any shares of Common Stock, and no shared power to dispose of any shares of Common Stock.



                             Page 74 of 149 Pages



                  (6) Dr. Peter Renz has sole power to direct the vote of 20,000 shares of Common Stock, sole power to dispose of 20,000 shares of Common Stock, no shared power to direct the vote of any shares of Common Stock, and no shared power to dispose of any shares of Common Stock.

                  (7) Anton Ohnemus has sole power to direct the vote of 14,000 shares of Common Stock, sole power to dispose of 14,000 shares of Common Stock, no shared power to direct the vote of any shares of Common Stock, and no shared power to dispose of any shares of Common Stock.

                  (8) Dr. Michael Muller has sole power to direct the vote of 10,000 shares of Common Stock, sole power to dispose of 10,000 shares of Common Stock, no shared power to direct the vote of any shares of Common Stock, and no shared power to dispose of any shares of Common Stock.

                  (9) Thomas Brandle has sole power to direct the vote of 35,000 shares of Common Stock, sole power to dispose of 35,000 shares of Common Stock, no shared power to direct the vote of any shares of Common Stock, and no shared power to dispose of any shares of Common Stock.

                  (10) Jean-Charles Cattin has sole power to direct the
                       vote of 4,200 shares of Common Stock, sole power to dispose of 4,200 shares of Common Stock, no shared power to direct the vote of any shares of Common Stock, and no shared power to dispose of any shares of Common Stock.

                  (11) Dr. Laurance Walter has sole power to direct the
                       vote of 6,000 shares of Common Stock, sole power to dispose of 6,000 shares of Common Stock, no shared power to direct the vote of any shares of Common Stock, and no shared power to dispose of any shares of Common Stock.

                  (12) Daniel Ruegsegger has sole power to direct the
                       vote of 10,000 shares of Common Stock, sole power to dispose of 10,000 shares of Common Stock, no shared power to direct the vote of any shares of Common Stock, and no shared power to dispose of any shares of Common Stock.

                  (13) Pierre-Andre' Leuba has sole power to direct the
                       vote of 16,000 shares of Common Stock, sole power to dispose of 16,000 shares of Common Stock, no shared power to direct the vote of any shares of Common Stock, and no shared power to dispose of any shares of Common Stock.

                             Page 75 of 149 Pages



                  (14) Paul Struebin has sole power to direct the vote of
                       1,700 shares of Common Stock, sole power to dispose of 1,700 shares of Common Stock, no shared power to direct the vote of any shares of Common Stock, and no shared power to dispose of any shares of Common Stock.

                  (15) Manfred Walder has sole power to direct the vote
                       of 200,000 shares of Common Stock, sole power to dispose of 200,000 shares of Common Stock, no shared power to direct the vote of any shares of Common Stock, and no shared power to dispose of any shares of Common Stock.

                  (16) Dr. Felix Aeschbach has sole power to direct the
                       vote of 358,200 shares of Common Stock, sole power to dispose of 358,200 shares of Common Stock, no shared power to direct the vote of any shares of Common Stock, and no shared power to dispose of any shares of Common Stock.

                  (17) Thierry Amstutz has sole power to direct the vote
                       of 40,000 shares of Common Stock, sole power to dispose of 40,000 shares of Common Stock, no shared power to direct the vote of any shares of Common Stock, and no shared power to dispose of any shares of Common Stock.

                  (18) Margrit Reichmuth has sole power to direct the
                       vote of 19,500 shares of Common Stock, sole power to dispose of 19,500 shares of Common Stock, no shared power to direct the vote of any shares of Common Stock, and no shared power to dispose of any shares of Common Stock.

                  (19) Tony Walpert has sole power to direct the vote of
                       2,600 shares of Common Stock, sole power to dispose of 2,600 shares of Common Stock, no shared power to direct the vote of any shares of Common Stock, and no shared power to dispose of any shares of Common Stock.

                  (20) Jo Sierro has sole power to direct the vote of
                       4,500 shares of Common Stock, sole power to dispose of 4,500 shares of Common Stock, no shared power to direct the vote of any shares of Common Stock, and no shared power to dispose of any shares of Common Stock.

                  (21) Jakob Rhyner has sole power to direct the vote of
                       36,000 shares of Common Stock, sole power to dispose of 36,000 shares of Common Stock, no shared power to direct the vote of any shares of Common Stock, and no shared power to dispose of any shares of Common Stock.

                             Page 76 of 149 Pages



                  (22) Johann Kieninger has sole power to direct the vote
                       of 9,350 shares of Common Stock, sole power to dispose of 9,350 shares of Common Stock, no shared power to direct the vote of any shares of Common Stock, and no shared power to dispose of any shares of Common Stock.

                  (23) Werner Keck has sole power to direct the vote of
                       10,000 shares of Common Stock, sole power to dispose of 10,000 shares of Common Stock, no shared power to direct the vote of any shares of Common Stock, and no shared power to dispose of any shares of Common Stock.

                  (24) Dr. Bernard Uthemann has sole power to direct the
                       vote of 33,000 shares of Common Stock, sole power to dispose of 33,000 shares of Common Stock, no shared power to direct the vote of any shares of Common Stock, and no shared power to dispose of any shares of Common Stock.

                  (25) Dr. Albert Franceschetti has sole power to direct
                       the vote of 8,000 shares of Common Stock, sole power to dispose of 8,000 shares of Common Stock, no shared power to direct the vote of any shares of Common Stock, and no shared power to dispose of any shares of Common Stock.

                  (26) Walter Gattlen has sole power to direct the vote
                       of 3,500 shares of Common Stock, sole power to dispose of 3,500 shares of Common Stock, no shared power to direct the vote of any shares of Common Stock, and no shared power to dispose of any shares of Common Stock.

                  (27) Mario Ropele has sole power to direct the vote of
                       31,500 shares of Common Stock, sole power to dispose of 31,500 shares of Common Stock, no shared power to direct the vote of any shares of Common Stock, and no shared power to dispose of any shares of Common Stock.

                  (28) Rosmarie Venzin has sole power to direct the vote
                       of 5,000 shares of Common Stock, sole power to dispose of 5,000 shares of Common Stock, no shared power to direct the vote of any shares of Common Stock, and no shared power to dispose of any shares of Common Stock.

                  (29) Erhard Stockmann has sole power to direct the vote
                       of 23,000 shares of Common Stock, sole power to dispose of 23,000 shares of Common Stock, no shared power to direct the vote of any shares of Common Stock, and no shared power to dispose of any shares of Common Stock.

                             Page 77 of 149 Pages



                  (30) Tiziano Zandonella has sole power to direct the
                       vote of 51,000 shares of Common Stock, sole power to dispose of 51,000 shares of Common Stock, no shared power to direct the vote of any shares of Common Stock, and no shared power to dispose of any shares of Common Stock.

                  (31) Marcello Zandonella has sole power to direct the
                       vote of 42,000 shares of Common Stock, sole power to dispose of 42,000 shares of Common Stock, no shared power to direct the vote of any shares of Common Stock, and no shared power to dispose of any shares of Common Stock.

                  (32) Christophe Jaccard has sole power to direct the
                       vote of 137,500 shares of Common Stock, sole power to dispose of 137,500 shares of Common Stock, no shared power to direct the vote of any shares of Common Stock, and no shared power to dispose of any shares of Common Stock.

                  (33) Dr. Martin Steiner has sole power to direct the
                       vote of 178,900 shares of Common Stock, sole power to dispose of 178,900 shares of Common Stock, no shared power to direct the vote of any shares of Common Stock, and no shared power to dispose of any shares of Common Stock.

                  (34) Brigitte Terzer has sole power to direct the vote
                       of 10,000 shares of Common Stock, sole power to dispose of 10,000 shares of Common Stock, no shared power to direct the vote of any shares of Common Stock, and no shared power to dispose of any shares of Common Stock.

                  (35) Andre' Lappert has sole power to direct the vote
                       of 50,000 shares of Common Stock, sole power to dispose of 50,000 shares of Common Stock, no shared power to direct the vote of any shares of Common Stock, and no shared power to dispose of any shares of Common Stock.

                  (36) Mentor Treuhand AG has sole power to direct the
                       vote of 75,000 shares of Common Stock, sole power to dispose of 75,000 shares of Common Stock, no shared power to direct the vote of any shares of Common Stock, and no shared power to dispose of any shares of Common Stock.

                  (37) Stefan Thut has sole power to direct the vote of
                       47,500 shares of Common Stock, sole power to dispose of 47,500 shares of Common Stock, no shared power to direct the vote of any shares of Common Stock, and no shared power to dispose of any shares of Common Stock.

                             Page 78 of 149 Pages



                  (38) Marie-Rose Lesquereux has sole power to direct the
                       vote of 4,000 shares of Common Stock, sole power to dispose of 4,000 of shares of Common Stock, no shared power to direct the vote of any shares of Common Stock, and no shared power to dispose of any shares of Common Stock.

                  (39) Roland Brandenburger has sole power to direct the
                       vote of 177,500 shares of Common Stock, sole power to dispose of 177,500 shares of Common Stock, no shared power to direct the vote of any shares of Common Stock, and no shared power to dispose of any shares of Common Stock.

                  (40) Claude Esser has sole power to direct the vote of
                       100,000 shares of Common Stock, sole power to dispose of 100,000 shares of Common Stock, no shared power to direct the vote of any shares of Common Stock, and no shared power to dispose of any shares of Common Stock.

                  (41) Alain Faure has sole power to direct the vote of
                       2,800 shares of Common Stock, sole power to dispose of 2,800 shares of Common Stock, no shared power to direct the vote of any shares of Common Stock, and no shared power to dispose of any shares of Common Stock.

                  (42) Susanna Schenk has sole power to direct the vote
                       of 130,000 shares of Common Stock, sole power to dispose of 130,000 shares of Common Stock, no shared power to direct the vote of any shares of Common Stock, and no shared power to dispose of any shares of Common Stock.

                  (43) Willy Ramseier has sole power to direct the vote
                       of 100,000 shares of Common Stock, sole power to dispose of 100,000 shares of Common Stock, no shared power to direct the vote of any shares of Common Stock, and no shared power to dispose of any shares of Common Stock.

                  (44) Philippe Lambert has sole power to direct the vote
                       of 26,000 shares of Common Stock, sole power to dispose of 26,000 shares of Common Stock, no shared power to direct the vote of any shares of Common Stock, and no shared power to dispose of any shares of Common Stock.

                  (45) Rhyner & Partner AG has sole power to direct the
                       vote of 131,000 shares of Common Stock, sole power to dispose of 131,000 shares of Common Stock, no shared power to direct the vote of any shares of Common Stock, and no shared power to dispose of any shares of Common Stock.


                             Page 79 of 149 Pages



                  (46) Elisabeth Hedinger has sole power to direct the
                       vote of 10,000 shares of Common Stock, sole power to dispose of 10,000 shares of Common Stock, no shared power to direct the vote of any shares of Common Stock, and no shared power to dispose of any shares of Common Stock.

                  (47) Robert Hedinger has sole power to direct the vote
                       of 10,000 shares of Common Stock, sole power to dispose of 10,000 shares of Common Stock, no shared power to direct the vote of any shares of Common Stock, and no shared power to dispose of any shares of Common Stock.

                  (48) Martin Schluchter has sole power to direct the
                       vote of 2,500 shares of Common Stock, sole power to dispose of 2,500 shares of Common Stock, no shared power to direct the vote of any shares of Common Stock, and no shared power to dispose of any shares of Common Stock.

                  (49) Maxime Bregnard has sole power to direct the vote
                       of 500 shares of Common Stock, sole power to dispose of 500 shares of Common Stock, no shared power to direct the vote of any shares of Common Stock, and no shared power to dispose of any shares of Common Stock.

                  (50) Hans Graf has sole power to direct the vote of
                       5,500 shares of Common Stock, sole power to dispose of 5,500 shares of Common Stock, no shared power to direct the vote of any shares of Common Stock, and no shared power to dispose of any shares of Common Stock.

                  (51) Markus Gfeller has sole power to direct the vote
                       of 40,000 shares of Common Stock, sole power to dispose of 40,000 shares of Common Stock, no shared power to direct the vote of any shares of Common Stock, and no shared power to dispose of any shares of Common Stock.

                  (52) Nicholas J. Monco has sole power to direct the
                       vote of 13,000 shares of Common Stock, sole power to dispose of 13,000 shares of Common Stock, no shared power to direct the vote of any shares of Common Stock, and no shared power to dispose of any shares of Common Stock.

                  (53) Michael Keating has sole power to direct the vote
                       of 345,000 shares of Common Stock, sole power to dispose of 345,000 shares of Common Stock, no

                             Page 80 of 149 Pages


                       shared power to direct the vote of any shares of Common Stock, and no shared power to dispose of any shares of Common Stock.

                  (54) Joel Backer has sole power to direct the vote of
                       150,000 shares of Common Stock, sole power to dispose of 150,000 shares of Common Stock, no shared power to direct the vote of any shares of Common Stock, and no shared power to dispose of any shares of Common Stock.

                  (55) Cristina M. Casas-Monco has sole power to direct
                       the vote of 414,300 shares of Common Stock, sole power to dispose of 414,300 shares of Common Stock, no shared power to direct the vote of any shares of Common Stock, and no shared power to dispose of any shares of Common Stock.

                  (56) Dean A. Monco has sole power to direct the vote of
                       129,700 shares of Common Stock, sole power to dispose of 129,700 shares of Common Stock, no shared power to direct the vote of any shares of Common Stock, and no shared power to dispose of any shares of Common Stock.

                  (57) Walter J. Monco has sole power to direct the vote
                       of 619,000 shares of Common Stock, sole power to dispose of 619,000 shares of Common Stock, no shared power to direct the vote of any shares of Common Stock, and no shared power to dispose of any shares of Common Stock.

                  (58) Carol D. Bonner has sole power to direct the vote
                       of 1,000,000 shares of Common Stock, sole power to dispose of 1,000,000 of Common Stock, no shared power to direct the vote of any shares of Common Stock, and no shared power to dispose of any shares of Common Stock.

                  (59) Dan R. Boardsen has sole power to direct the vote
                       of 44,000 shares of Common Stock, sole power to dispose of 44,000 shares of Common Stock, no shared power to direct the vote of any shares of Common Stock, and no shared power to dispose of any shares of Common Stock.

                  (60) Hans Kaspar Rhyner has sole power to direct the
                       vote of 150,600 shares of Common Stock, sole power to dispose of 150,600 shares of Common Stock, no shared power to direct the vote of any shares of Common Stock, and no shared power to dispose of any shares of Common Stock.

                  (61) John L. Monco has sole power to direct the vote of
                       18,700 shares of Common Stock, sole power to

                             Page 81 of 149 Pages


                       dispose of 18,700 shares of Common Stock, no shared power to direct the vote of any shares of Common Stock, and no shared power to dispose of any shares of Common Stock.


             Each of the Reporting Persons hereby expressly disclaims beneficial ownership over the shares of Common Stock reported herein but held by the other Reporting Persons as disclosed in their Item 5(a) and (b) (including the power to vote, to direct the voting of, to dispose, or to direct the disposition of, any such shares).

             (c) Except as set forth below, none of the Reporting Person has effected any transactions in the Common Stock during the past 60 days.



                                                   DATE THE ADDITIONAL
                           NUMBER OF ADDITIONAL    SHARES WERE ACQUIRED                             WHERE AND HOW
         REPORTING          SHARES ACQUIRED IN       DURING THE PAST         PRICE PAID            SUCH ADDITIONAL
          PERSON             THE PAST 60 DAYS            60 DAYS              PER SHARE          SHARES WERE ACQUIRED
         ---------         --------------------    --------------------      ----------          --------------------
     Walter Monco               200,000                 May 9, 2001            $0.012          Such additional shares were
                                                                                               purchase in the open market
                                                                                               using personal funds of the
                                                                                               Reporting Person


     Walter Monco               300,000                 May 23, 2001           $0.012          Such additional shares were
                                                                                               purchase in the open market
                                                                                               using personal funds of the
                                                                                               Reporting Person

     Susanna Schenk              73,000                  April, 2001          $0.012           Such additional shares were
                                                                                               purchase in the open market
                                                                                               using personal funds of the
                                                                                               Reporting Person


             (d) No person, other than the Reporting Persons, is known to have the right to receive or the power to direct the receipt of dividends from, or proceeds from the sale of, the shares of Common Stock beneficially owned by the Reporting Persons.

             (e)  Not applicable.

   ITEM 6.        CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR
                  RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

        To the best knowledge of each Reporting Person, except as described in this Schedule 13D or in the documents referred to herein, there are at present no contracts, arrangements, understandings or relationships (legal or otherwise) among any of the Reporting Persons or between any Reporting Person and any other person with respect to any securities of the Company.


                             Page 82 of 149 Pages



   ITEM 7.        MATERIAL TO BE FILED AS EXHIBITS.

   24.1           Power of Attorney for Ernst Knutti.

   24.2           Power of Attorney for Dr. Jakob Rhyner.

   24.3           Power of Attorney for Richard Kunzli.

   24.4           Power of Attorney for Damiano Bovino.

   24.5           Power of Attorney for Rolf Hug.

   24.6           Power of Attorney for Dr. Peter Renz

   24.7           Power of Attorney for Anton Ohnemus.

   24.8           Power of Attorney for Dr. Michael Muller.

   24.9           Power of Attorney for Thomas Brandle.

   24.10          Power of Attorney for Jean-Charles Cattin.

   24.11          Power of Attorney for Dr. Laurance Walter.

   24.12          Power of Attorney for Daniel Ruegsegger.

   24.13          Power of Attorney for Pierre-Andre' Leuba.

   24.14          Power of Attorney for Paul Struebin.

   24.15          Power of Attorney for Manfred Walder.

   24.16          Power of Attorney for Dr. Felix Aeschbach.

   24.17          Power of Attorney for Thierry Amstutz.

   24.18          Power of Attorney for Margrit Reichmuth.

   24.19          Power of Attorney for Tony Walpert.

   24.20          Power of Attorney for Jo Sierro.

   24.21          Power of Attorney for Jakob Rhyner.

   24.22          Power of Attorney for Johann Kieninger.

   24.23          Power of Attorney for Werner Keck.

   24.24          Power of Attorney for Dr. Bernard Uthemann.

   24.25          Power of Attorney for Dr. Albert Franceschetti.

   24.26          Power of Attorney for Walter Gattlen.



                             Page 83 of 149 Pages



   24.27          Power of Attorney for Mario Ropele.

   24.28          Power of Attorney for Rosmarie Venzin.

   24.29          Power of Attorney for Erhard Stockmann.

   24.30          Power of Attorney for Tiziano Zandonella.

   24.31          Power of Attorney for Marcello Zandonella.

   24.32          Power of Attorney for Christophe Jaccard.

   24.33          Power of Attorney for Dr. Martin Steiner.

   24.34          Power of Attorney for Brigitte Terzer.

   24.35          Power of Attorney for Andre' Lappert.

   24.36          Power of Attorney for Mentor Treuhand AG.

   24.37          Power of Attorney for Stefan Thut.

   24.38          Power of Attorney for Marie-Rose Lesquereux.

   24.39          Power of Attorney for Roland Brandenburger.

   24.40          Power of Attorney for Claude Esser.

   24.41          Power of Attorney for Alain Faure.

   24.42          Power of Attorney for Susanna Schenk.

   24.43          Power of Attorney for Willy Ramseier.

   24.44          Power of Attorney for Philippe Lambert.

   24.45          Power of Attorney for Rhyner & Partner AG.

   24.46          Power of Attorney for Elisabeth Hedinger.

   24.47          Power of Attorney for Robert Hedinger.

   24.48          Power of Attorney for Martin Schluchter.

   24.49          Power of Attorney for Maxime Bregnard.

   24.50          Power of Attorney for Hans Graf.

   24.51          Power of Attorney for Markus Gfeller.

   24.52          Power of Attorney for Nicholas J. Monco.

   24.53          Power of Attorney for Michael Keating.

                             Page 84 of 149 Pages



   24.54          Power of Attorney for Joel Backer.

   24.55          Power of Attorney for Cristina M. Casas-Monco.

   24.56          Power of Attorney for Walter J. Monco.

   24.57          Power of Attorney for Carol D. Bonner.

   24.58          Power of Attorney for Dan R. Boardsen.

   24.59          Power of Attorney for Hans Kaspar Rhyner.

   24.60          Power of Attorney for John L. Monco.











































                             Page 85 of 149 Pages


                                 SIGNATURES


        After reasonable inquiry and to the best of each of the undersigned's knowledge and belief, each of the undersigned certifies that the information set forth in this instrument is true, complete and correct.

   Dated: May 25, 2001



              *                                  *
    -------------------------          -------------------------
    Ernst Knutti                       Damiano Bovino



              *                                  *
    -------------------------          -------------------------
    Richard Kunzli                     Dr. Peter Renz



              *                                  *
    -------------------------          -------------------------
    Rolf Hug                           Dr. Michael Muller


              *                                  *
    -------------------------          -------------------------
    Anton Ohnemus                      Thomas Brandle



              *                                  *
    -------------------------          -------------------------
    Jean-Charles Cattin                Dr. Laurence Walter



              *                                  *
    -------------------------          -------------------------
    Daniel Ruegsegger                  Pierre-Andre' Leuba



              *                                  *
    -------------------------          -------------------------
    Paul Struebin                      Manfred Walder






                             Page 86 of 149 Pages




              *                                  *
    -------------------------          -------------------------
    Dr. Felix Aeschbach                Thierry Amstutz



              *                                  *
    -------------------------          -------------------------
    Margrit Reichmuth                  Tony Walpert



              *                                  *
    -------------------------          -------------------------
    Dr. Jakob Rhyner                   Jo Sierro


              *                                  *
    -------------------------          -------------------------
    Johann Kieninger                   Werner Keck



              *                                  *
    -------------------------          -------------------------
    Dr. Bernard Uthemann               Dr. Albert Franceschetti



              *                                  *
    -------------------------          -------------------------
    Walter Gattlen                     Mario Ropele



              *                                  *
    -------------------------          -------------------------
    Rosmarie Venzin                    Erhard Stockmann


              *                                  *
    -------------------------          -------------------------
    Tiziano Zandonella                 Marcello Zandonella



              *                                  *
    -------------------------          -------------------------
    Christophe Jaccard                 Dr. Martin Steiner





                             Page 87 of 149 Pages




              *                                  *
    -------------------------          -------------------------
    Brigitte Terzer                    Andre' Lappert



              *                                  *
    -------------------------          -------------------------
    Mentor Treuhand AG                 Stefan Thut



              *                                  *
    -------------------------          -------------------------
    Marie-Rose Lesquereux              Roland Brandenburger


              *                                  *
    -------------------------          -------------------------
    Claude Esser                       Alain Faure



              *                                  *
    -------------------------          -------------------------
    Nicholas J. Monco                  Willy Ramseier



              *                                  *
    -------------------------          -------------------------
    Jakob Rhyner                       Philippe Lambert



              *                                  *
    -------------------------          -------------------------
    Elisabeth Hedinger                 Rhyner & Partner AG


              *                                  *
    -------------------------          -------------------------
    Martin Schluchter                  Robert Hedinger



              *                                  *
    -------------------------          -------------------------
    Hans Graf                          Maxime Bregnard





                             Page 88 of 149 Pages




              *                                  *
    -------------------------          -------------------------
    Michael Keating                    Markus Gfeller



              *                                  *
    -------------------------          -------------------------
    Cristina M. Casas-Monco            Joel Backer



              *                        /s/ Dean A. Monco
    -------------------------          -------------------------
    Walter J. Monco                    Dean A. Monco


              *                                  *
    -------------------------          -------------------------
    Dan R. Boardsen                    Carol D. Bonner



              *                                  *
    -------------------------          -------------------------
    John L. Monco                      Hans Kaspar Rhyner



   _______________________


   *    By:  /s/ Dean A. Monco
            -----------------------
             Dean A. Monco
             Attorney-in-Fact
             (Pursuant to Powers of
             Attorney filed as Exhibits
             to this Registration Statement)















                             Page 89 of 149 Pages